United states securities and exchange commission
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material under Rule 14a-12
QUIKSILVER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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(1)	Amount Previously Paid:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
OWNERSHIP OF SECURITIES
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
NOMINATIONS AND STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER MATTERS

QUIKSILVER, INC.
15202 Graham Street
Huntington Beach, California 92649

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 28, 2008

To The Stockholders of Quiksilver, Inc.:

The Annual Meeting of Stockholders of Quiksilver, Inc. will be held at our headquarters, located at 15202 Graham Street, Huntington Beach, California 92649, on Friday, March 28, 2008, at 10:00 a.m. local time, for the following purposes:

1. To elect 8 directors to serve on our board of directors until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

At the annual meeting, the board of directors intends to present Douglas K. Ammerman, William M. Barnum, Jr., Charles E. Crowe, Charles S. Exon, Michael H. Gray, Timothy M. Harmon, Robert B. McKnight, Jr., and Heidi J. Ueberroth as nominees for election to the board of directors.

All stockholders are cordially invited to attend the annual meeting in person. Only stockholders of record at the close of business on January 31, 2008 will be entitled to vote at the annual meeting or any adjournment or postponement of the meeting.

A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly execute the enclosed proxy and return it in the enclosed addressed envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.

By Order of the Board of Directors,

QUIKSILVER, INC.

ROBERT B. McKNIGHT, JR.
Chairman of the Board,
Chief Executive Officer and President

Huntington Beach, California
February 25, 2008

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

QUIKSILVER, INC.
15202 Graham Street
Huntington Beach, California 92649

ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 28, 2008

PROXY STATEMENT

General

The enclosed proxy is solicited by the Board of Directors of Quiksilver, Inc. for use at our Annual Meeting of Stockholders to be held at our headquarters, located at 15202 Graham Street, Huntington Beach, California 92649, on Friday, March 28, 2008, at 10:00 a.m. local time, and any and all adjournments or postponements of the meeting. We intend to cause this proxy statement and form of proxy to be mailed to our stockholders on or about February 25, 2008.

Voting; Quorum; Abstentions and Broker Non-Votes

The specific proposal to be considered and acted upon at the annual meeting is summarized in the accompanying notice and is described in more detail in this proxy statement. Only holders of record of the 126,258,934 shares of our common stock outstanding at the close of business on January 31, 2008 will be entitled to notice of and to vote at our annual meeting or any adjournment or postponement of such meeting. On each matter to be considered at our annual meeting, stockholders will be entitled to cast one vote for each share held of record on January 31, 2008.

The required quorum for the transaction of business at the annual meeting is a majority of the issued and outstanding shares of our common stock entitled to vote at the annual meeting, whether present in person or represented by proxy. Our bylaws provide that unless otherwise provided by law, our certificate of incorporation or our bylaws, all matters other than the election of directors coming before the annual meeting shall be decided by the vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or represented by proxy at the annual meeting. Votes cast at the annual meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting. Shares of stock represented by a properly signed and returned proxy will be treated as present at the meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining. Shares of stock represented by “broker non-votes” will also be treated as present for purposes of determining a quorum. Broker non-votes are shares of stock held in record name by brokers or nominees as to which:

•	instructions have not been received from the beneficial owners or persons entitled to vote;

•	the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or

•	the record holder has indicated on the proxy card or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter.

Directors will be elected by a plurality of the votes cast. Accordingly, abstentions or broker non-votes will not affect the election of a candidate who receives a plurality of votes.

Proxies

All shares represented by a properly executed, unrevoked proxy received in time for our annual meeting will be voted in the manner specified in such proxy. If the manner of voting is not specified in an executed proxy received by us, the proxy holders will vote FOR the election of the nominees to the board of directors listed in the proxy. The named proxy holders may vote in their discretion upon such other matters as may properly come before the meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to our Secretary, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.

Solicitation

We will bear the cost of soliciting proxies. The solicitation will be by mail. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the annual meeting to beneficial owners of our stock. Further solicitation of proxies may be made by telephone or oral communication with some stockholders by our regular employees who will not receive additional compensation for the solicitation. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but we reserve the option of doing so if it should appear that a quorum otherwise might not be obtained.

Important Notice regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 28, 2008: This Proxy Statement is available at http://www.quiksilverinc.com/proxy/2008_proxy_statement.pdf and our 2007 Annual Report to Stockholders is available at http://www.quiksilverinc.com/AnnualReports/Quiksilver_Annual_Report2007.pdf.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our directors are elected at each annual stockholders meeting and hold office until the next annual stockholders meeting or until their respective successors are duly elected and qualified. Our bylaws provide that the number of directors constituting the board of directors will be determined by resolution of the board. The number of directors currently authorized is 8.

All 8 nominees for election to the board of directors are currently serving as directors on our board. Unless individual stockholders specify otherwise, the shares represented by each returned proxy will be voted FOR the election of the 8 nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our board of directors. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected as directors.

The following sets forth certain information concerning our nominees as of February 15, 2008:

Name	Age	Director Since	Positions with Quiksilver

Douglas K. Ammerman	56	2005	Director
William M. Barnum, Jr.	53	1991	Director
Charles E. Crowe	52	1980	Director
Charles S. Exon	58	2005	Chief Administrative Officer, Secretary, General Counsel and Director
Michael H. Gray	56	1991	Director
Timothy M. Harmon	55	2005	Director
Robert B. McKnight, Jr.	54	1976	Chief Executive Officer, President and Chairman
Heidi J. Ueberroth	42	2006	Director

Douglas K. Ammerman began his career in 1973 with the public accounting firm of Peat, Marwick, Mitchell (now KPMG). He was admitted to the KPMG partnership in 1984 and formally retired from KPMG in 2002. Mr. Ammerman is a Certified Public Accountant and has a Masters Degree in Business Taxation from the University of Southern California. Mr. Ammerman currently serves on the board of directors and is chairman of the audit committee of Fidelity National Financial, Inc., a title insurance company. He also serves on the board of directors of two privately-held companies, El Pollo Loco and William Lyon Homes.

William M. Barnum, Jr. currently serves as a director of several private companies, and has been a Managing Member of Brentwood Associates, a Los Angeles based venture capital and private equity investment firm since 1986. Prior to that, Mr. Barnum held several positions at Morgan Stanley & Co. Mr. Barnum graduated from Stanford University in 1976 with a B.A. in Economics and from the Stanford Graduate School of Business and Stanford Law School in 1981 with M.B.A. and J.D. degrees. Mr. Barnum also serves on the board of directors of Zumiez, Inc., an action sports specialty retailer.

Charles E. Crowe currently manages several private investments and has been involved in such activities since his resignation as our Vice President in 1993. Prior to 1981, Mr. Crowe was employed by Bateman Eichler, Hill Richards, Incorporated, an investment bank and brokerage firm. Mr. Crowe graduated from the University of California, Santa Barbara, with a B.A. degree in Economics.

Charles S. Exon has served as our Chief Administrative Officer since February 11, 2008 and as Secretary and General Counsel since August 2000. Mr. Exon previously served as Executive Vice President, Business & Legal Affairs from August 2000 to February 2008. Prior to joining Quiksilver, Mr. Exon practiced law, the last seven years as a partner with the firm of Hewitt & McGuire, LLP. Mr. Exon received a B.A. degree in English from the University of Missouri, a M.A. degree in Communications from Stanford University and a J.D. degree from the University of Southern California.

Michael H. Gray served as the Chief Executive Officer of Sweet Life Enterprises, a specialty food services company, from 1992 to 2007 when it was successfully sold. Mr. Gray was formerly President of St. John Knits, Inc., a women’s clothing company, from 1986 to 1991, where he was employed beginning in 1971. Mr. Gray graduated from Long Beach State University with a degree in Business Administration.

Timothy M. Harmon served as President and Chief Merchandising Officer of Pacific Sunwear of California, Inc., a specialty apparel retailer, from October 1997 until July 2005 and in various other senior-level merchandising positions from 1991 to 1997. Prior to joining Pacific Sunwear, Mr. Harmon served in various merchandising positions at Wide-World MTV Sportswear, Chauvin International, Anchor Blue and several department stores. Mr. Harmon received a Bachelor of Science in Mathematics and Economics from the State University of New York at Buffalo.

Robert B. McKnight, Jr. was a co-founder of Quiksilver in 1976, served as our President from 1979 through July 1991 and has served as our Chairman of the Board and Chief Executive Officer since August 1991. In February 2008, he also was re-appointed as our President. Mr. McKnight received a B.S. degree in Business Administration from the University of Southern California.

Heidi J. Ueberroth currently serves as the President, Global Marketing Partnerships and International Business Operations for the National Basketball Association. Prior to her promotion to that position in July 2006, Ms. Ueberroth served as Executive Vice President Global Media Properties and Marketing Partnerships for more than six years. Ms. Ueberroth joined the NBA in 1994 and has led the NBA’s global television and media distribution division since 1996. Prior to joining the NBA, she was a Director of Sales and Programming for ESPN and for Ohlmeyer Communications. Ms. Ueberroth graduated from Vanderbilt University with a Bachelor of Arts degree.

Proposal

At the annual meeting, our stockholders will be asked to elect 8 directors to serve on our board until our next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees receiving the highest number of affirmative votes of all outstanding shares of our common stock present or represented by proxy and entitled to be voted shall be elected as directors to serve until our next annual meeting of stockholders or until their successors have been duly elected and qualified. The board of directors recommends a vote “FOR” the election of each of the nominees listed above.

CORPORATE GOVERNANCE

General

Pursuant to Delaware law and our bylaws, our business and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. Our board has three standing committees:

•	The Audit Committee;

•	The Compensation Committee; and

•	The Nominating and Governance Committee.

Copies of the written charters for our committees, as well as our Corporate Governance Guidelines, Categorical Standards for Director Independence, Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics are available on our website located at www.quiksilverinc.com, and can be found under the “Investor Relations” and “Corporate Governance” links. Copies are also available in print, free of charge, by writing to Investor Relations, Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649. We may post amendments to, or waivers of, the provisions of our Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics, if any, on our website. Please note, however, that the information contained on our website is not incorporated by reference in, or considered part of, this proxy statement.

Director Independence

The listing standards of the New York Stock Exchange (NYSE), as well as our Corporate Governance Guidelines, require that a majority of our board of directors be comprised of independent directors. For a director to be considered independent under these standards:

•	The director must meet the bright-line independence tests under the listing standards of the NYSE; and

•	The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.

The board has adopted additional categorical standards which provide that certain relationships will not be considered material relationships that would impact a director’s independence. These categorical standards can be accessed under the “Investor Relations” and “Corporate Governance” sections of our website at www.quiksilverinc.com, as noted above.

Based on these standards, our board has determined that all of the director nominees other than Messrs. McKnight and Exon, including those who serve on our Audit, Compensation and Nominating and Governance Committees, are “independent”, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The board based this determination primarily on a review of the responses of our directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. With respect to Mr. Ammerman, the Board evaluated his acquisition of our publicly traded senior notes (described in detail in “Certain Relationships and Related Transactions”) and concluded that this was not a material relationship since (i) his purchases were made in the public market, (ii) the terms of the notes were set prior to his purchase, (iii) the notes are governed by an indenture and (iv) the amount involved is insignificant. As a result, the Board concluded that this transaction and Mr. Ammerman’s relationship is consistent with his status as an independent director.

Board Committees and Meetings

Our board of directors held ten meetings during the fiscal year ended October 31, 2007. Each incumbent director, except Mr. Barnum and Ms. Ueberroth, attended at least 75% of the total number of meetings of the board of directors and of the board committees on which that director served which were held during the period for which he or she was a director. Members of the board and its committees also consulted informally with management from time to time.

Audit Committee.  The Charter for our Audit Committee is available on our website at www.quiksilverinc.com. The Audit Committee Charter requires that the committee be comprised of at least three members, all of whom must be independent under the NYSE listing standards. The current members of our Audit Committee are Messrs. Ammerman, Barnum, Crowe and Gray, all of whom are “independent” under the NYSE listing standards and the Securities and Exchange Commission (SEC) rules regarding audit committee membership. Although more than one member of the committee is believed to qualify as an audit committee financial expert, the board has designated Mr. Ammerman as that expert.

The committee assists our board of directors in discharging its responsibilities to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal auditors. It has direct responsibility for the appointment, compensation, retention and oversight of the work of any independent auditors employed by us for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The committee also is responsible for reviewing and approving any related party transactions and producing an Audit Committee Report for inclusion in our proxy statement. The committee held five meetings during the fiscal year ended October 31, 2007.

Compensation Committee.  The Charter for our Compensation Committee is available on our website at www.quiksilverinc.com. The Charter requires that the committee be comprised of at least two members, all of whom must be independent under the NYSE listing standards. The current members of the committee are Messrs. Ammerman, Barnum, and Gray, all of whom are independent.

The Compensation Committee assists the board of directors in discharging its responsibilities in respect of compensation of our executive officers and directors. The committee is responsible for determining the compensation of our Chief Executive Officer and all of our other executive officers. The committee reviews and approves all employment agreements for our executive officers and prepares, or causes to be prepared, the disclosures required by the SEC to be included in our proxy statement with respect to compensation. Our Chief Executive Officer makes recommendations to the Compensation Committee concerning the compensation of our executive officers. The committee also approves and administers our incentive compensation programs, including our 2000 Stock Incentive Plan, 2000 Employee Stock Purchase Plan, Annual Incentive Plan, Long-Term Incentive Plan, and the 2006 Restricted Stock Plan and approves all grants of equity compensation to our employees. The committee makes recommendations to the board of directors with respect to incentive and equity compensation plans and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans and management perquisites. The committee conducts an annual review of non-employee director compensation and, if appropriate, recommends changes to the board. The Compensation Committee does not delegate its authority to other persons. The committee held six meetings during the fiscal year ended October 31, 2007.

Nominating and Governance Committee.  The Charter for our Nominating and Governance Committee is available on our website at www.quiksilverinc.com. The Charter requires that the committee be comprised of at least two members, all of whom must be independent under the NYSE listing standards. The current members of the committee are Messrs. Ammerman, Barnum, Gray and Harmon, all of whom are “independent.”

The committee is responsible for identifying individuals qualified to become board members and recommending to our full board of directors nominees for election as directors. To fulfill this role, the committee reviews the composition of the full board to determine the qualifications and areas of expertise needed to further enhance the composition of the board and works with management in attracting candidates with those qualifications. The committee believes that the board should be comprised of directors with varied, complementary backgrounds, and that directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. In considering candidates for directors, the committee takes into account a number of factors, including the following:

•	independence under applicable listing standards;

•	relevant business experience;

•	judgment, skill, integrity and reputation;

•	the number of other boards on which the candidate serves;

•	other business and professional commitments;

•	potential conflicts of interest with other pursuits;

•	whether the candidate is a party to any action or arbitration adverse to Quiksilver;

•	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership or quality as an “audit committee financial expert;”

•	executive compensation background, to enable the committee to determine whether a candidate would be suitable for Compensation Committee membership; and

•	the size and composition of the existing board.

The committee will consider qualified candidates for directors suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write our Secretary and include:

•	the stockholder’s name and contact information;

•	a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the committee;

•	the name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;

•	a statement of the candidate’s business and educational experience;

•	information regarding each of the factors listed above, other than that regarding board size and composition, sufficient to enable the committee to evaluate the candidate;

•	a statement of the value that the candidate would add to the board;

•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors; and

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate.

In connection with its evaluation, the committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Secretary at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. No candidates for director nominations were submitted to the committee by any stockholder in connection with the election of directors at this annual meeting.

Before nominating a sitting director for re-election at an annual meeting, the committee will consider the director’s performance on the board and whether the director’s re-election will be consistent with our Corporate Governance Guidelines.

When seeking candidates for director, the committee may solicit suggestions from our incumbent directors, management or others. After conducting an initial evaluation of the candidate, the committee will interview the candidate if it believes the candidate might be suitable for a director. The committee may also ask the candidate to meet with our management. If the committee believes the candidate would be a valuable addition to the board, it will recommend to the full board that candidate’s election or nomination.

In addition to the above, the committee is responsible for developing and recommending to our board a set of corporate governance principles applicable to Quiksilver and overseeing the evaluation of our board of directors and management. The committee held two meetings during the fiscal year ended October 31, 2007.

All of the nominees for director set forth in this proxy statement are either executive officers, or standing for re-election.

Executive Sessions.  Non-management directors meet regularly in executive session without management. Non-management directors are all those who are not Quiksilver officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. Executive sessions are led by a “Presiding Independent Director.” An executive session is held in conjunction with each regularly scheduled board meeting and other sessions may be called by the Presiding Independent Director in his or her own discretion or at the request of the board. Mr. Gray is currently designated as the Presiding Independent Director.

Director Attendance at Annual Meetings

We typically schedule a board meeting in conjunction with our annual meeting of stockholders and expect that our directors will attend, absent a valid reason. Last year seven directors attended our annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who want to communicate with our board of directors, the non-management directors as a group, the Presiding Independent Director or any other individual director should write to us at:

Quiksilver, Inc.
c/o Secretary/Board Communications
15202 Graham Street
Huntington Beach, CA 92649

Pursuant to procedures established by our non-management directors, we review each communication sent in accordance with the above instructions and forward such communication to the specified person or persons for response. We will not forward any incoherent, obscene or similarly inappropriate communication, or any communication that involves an ordinary business matter (such as a job inquiry, a business account or transaction, a request for information about us, form letters, spam, invitations and other forms of mass mailings), unless requested by a director or at management’s discretion.

At each board of directors meeting, a summary of all such communications received since the last meeting that were not forwarded will be presented, and those communications will be available to directors on request.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Messrs. Barnum, Gray and Ammerman during the fiscal year ended October 31, 2007. There are no compensation committee interlocks between any of our executive officers and any entity whose directors or executive officers serve on our board of directors or Compensation Committee.

Director Compensation

We use a combination of cash and equity-based compensation to attract and retain qualified non-employee directors to serve on our board. Our Compensation Committee, which consists only of independent directors, annually reviews and considers revisions to non-employee director compensation. The board reviews the committee’s recommendations and determines the amount of non-employee director compensation. Directors who are employees receive no additional compensation for serving on our board. The following table describes the compensation arrangements with our non-employee directors for our 2007 and 2008 fiscal years.

Compensation	Fiscal 2007	Fiscal 2008

Annual Cash Retainers(1)
Board Member	$50,000	$45,000
Chair of Audit Committee	30,000	27,000
Chairs of Other Committees	20,000	18,000
Non-Chair Committee Member	15,000	13,500
Clothing Allowance	$2,000 annual allowance to purchase company products at wholesale prices	$2,000 annual allowance to purchase company products at wholesale prices
Annual Restricted Stock Award(2)	Automatic 5,000 share restricted stock award if director has served at least 6 months on our board	Automatic 5,000 share restricted stock award if director has served at least 6 months on our board
Annual Stock Option Award(2)	Automatic 7,500 share stock option grant if director has served at least 6 months on our board	Automatic 7,500 share stock option grant if director has served at least 6 months on our board

(1)	We do not pay our non-employee directors meeting attendances fees, however, we reimburse directors for travel and other out-of-pocket expenses incidental to their service as a director. We also extend coverage to all directors under a directors’ and officers’ indemnity insurance policy.

(2)	In addition to the annual awards, we also automatically award 5,000 restricted shares of common stock and options to purchase 7,500 shares of common stock to non-employee directors upon their initial commencement of service as a non-employee director.

In June 2007, our Compensation Committee awarded the Chairman of our Audit Committee, Douglas Ammerman, a one-time grant of 5,000 shares of restricted common stock to reflect the increased duties and services expected of him as chairman over the 12 month period following the date of such award.

Under the Director Automatic Grant Program of our 2000 Stock Incentive Plan, we make automatic equity awards to our non-employee directors consisting of an option to purchase 7,500 shares of common stock and 5,000 shares of restricted stock (i) on the date an individual first commences service as a non-employee director and (ii) on the date of each annual meeting of our stockholders, provided the non-employee director continues to serve as a non-employee director after such meeting and has served as a non-employee board member for at least six months.

Each option grant under the Director Automatic Grant Program has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a maximum term of seven years, subject to earlier termination following the optionee’s cessation of service on the board. Each option is immediately exercisable and fully vested for all of the option shares. Each option grant held by an optionee upon his or her termination of board service remains exercisable for up to a twelve (12)-month period following their termination date.

Each restricted stock award vests in a series of three successive equal annual installments over the period beginning with the date of such award. The vesting dates with respect to the annual awards of restricted stock occur on the first, second and third anniversaries of the award date, or, if earlier, the day immediately preceding the date of our annual meeting of stockholders for each such year. An initial award of restricted stock vests on the first, second and third anniversaries of the award date. Non-employee directors will not vest in any additional shares of restricted stock following his or her cessation of service as a board member; provided, however, that if such cessation of board service occurs by reason of his or her death or disability, then all outstanding shares of restricted stock immediately vest. Restricted stock awards also vest in full on an accelerated basis upon the occurrence of certain changes in control of Quiksilver, Inc. during the period of board service. As the restricted stock awards vest, the underlying shares of common stock cease to be subject to any restrictions, other than applicable securities laws.

Prior to fiscal 2007, our non-employee directors were automatically granted an option to purchase 60,000 shares of common stock upon first becoming a non-employee director and an option to purchase 20,000 shares of common stock on the date of each annual meeting of our stockholders. The initial 60,000-share option grants vested in three equal annual installments, while the annual option grants vested immediately. There were no restricted stock awards to non-employee directors prior to fiscal 2007.

The following table sets forth certain information regarding the compensation earned by, or awarded to, each non-employee director who served on our board of directors in fiscal 2007. During our fiscal 2007 year, Messrs. McKnight, Mariette and Exon were each employees of Quiksilver and were not compensated for their services as directors.

Director Compensation Table

	Fees Earned or Paid			All Other
	in Cash	Stock Awards	Option Awards	Compensation	Total
Name	$	$(1)(2)	$(1)(3)	$	$

Douglas K. Ammerman	110,000	48,701	142,005	2,000	302,706
William M. Barnum, Jr.	100,000	22,141	40,028	2,000	164,169
Laurent Boix-Vives(4)	12,500	22,141	142,196	6,248,368	6,425,205	(5)
Charles E. Crowe	65,000	22,141	40,028	2,000	129,169
Michael H. Gray	100,000	22,141	40,028	2,000	164,169
Timothy M. Harmon	65,000	22,141	142,196	2,000	231,337
Heidi J. Ueberroth	50,000	22,141	40,028	2,000	114,169

(1)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our directors. In accordance with SEC requirements, these amounts reflect the dollar amounts we recognized as compensation expense for financial statement reporting purposes for fiscal 2007 in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payment” (“SFAS 123R”) related to awards to directors in fiscal 2007 and prior years, disregarding estimated forfeitures. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2007 filed with the SEC on December 31, 2007 for information regarding assumptions underlying the valuation of equity awards.

(2)	On March 16, 2007, the date of our 2007 annual meeting of stockholders, each non-employee director was automatically awarded 5,000 restricted shares of our common stock. The grant date fair value of each such restricted stock award, computed in accordance with SFAS 123R, was $57,750. Doug Ammerman also received an additional award of 5,000 restricted shares of our common stock on June 7, 2007 with a grant date fair market value of $66,300 computed in accordance with SFAS 123R. There were no other stock awards to our non-employee directors during fiscal 2007. As of October 31, 2007, each non-employee director held the following number of restricted shares pursuant to awards of our restricted common stock: Douglas K. Ammerman, 10,000; William M. Barnum, Jr., 5,000; Laurent Boix-Vives, -0-; Charles E. Crowe, 5,000; Michael H. Gray, 5,000; Timothy M. Harmon, 5,000; Heidi J. Ueberroth, 5,000.

(3)	On March 16, 2007, the date of our 2007 annual meeting of stockholders, each non-employee director was automatically awarded an option to purchase 7,500 shares of our common stock. The grant date fair value of each such option award, computed in accordance with SFAS 123R, was $40,028. There were no other option awards to our non-employee directors during fiscal 2007. As of October 31, 2007, each non-employee director held options exercisable for the following number of shares: Douglas K. Ammerman, 67,500; William M. Barnum, Jr., 387,500; Laurent Boix-Vives, 27,500; Charles E. Crowe, 67,500; Michael H. Gray, 87,500; Timothy M. Harmon, 47,500; Heidi J. Ueberroth, 7,500.

(4)	On April 17, 2007, Mr. Boix-Vives tendered his resignation from our board of directors.

(5)	We acquired the remaining minority interest in our Cleveland Golf subsidiary from Laurent Boix-Vives and certain of his affiliates, including family members, in September 2007 for a purchase price of $17,500,000. Pursuant to the terms of our stock purchase agreement with Mr. Boix-Vives and his affiliates, we paid them an additional $8,533,000 in December 2007 after our sale of 100% of Cleveland Golf to an unaffiliated third party. In connection with our purchase of the minority interest in September 2007, and included in the amount listed in the table, is $5,012,000 that we paid to terminate a consulting services agreement between us and an affiliate company of Mr. Boix-Vives. Also included in the amount listed in the table are $933,293 paid during fiscal 2007, but prior to the termination payments referenced above, for the consulting services provided by one of his affiliate companies and $302,575 for his services as Chairman of the Board of Cleveland Golf.

OWNERSHIP OF SECURITIES

Certain information with respect to (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of the current directors and nominees for election as directors, (iii) each of the executive officers listed in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group, including the number of shares of our common stock beneficially owned by each of them as of December 31, 2007, is set forth below:

			Percent of
	Shares of		Outstanding
	Common Stock		Common Stock
	Beneficially		Beneficially
Name of Individual or Identity of Group(1)	Owned		Owned

Mazama Capital Management, Inc.	21,240,579	(2)	16.8%
One Southwest Columbia Street, Suite 1500 Portland, Oregon 97258
PRIMECAP Management Company	12,090,268	(3)	9.6%
225 South Lake Avenue #400 Pasadena, California 91101
Ziff Asset Management, L.P.	8,313,331	(4)	6.6%
283 Greenwich Avenue Greenwich, CT 06830
Robert B. McKnight, Jr.	5,128,099	(5)	4.0%
Bernard Mariette	2,017,670	(6)	1.6%
Steven L. Brink	658,698	(7)	*
Charles S. Exon	607,332	(8)	*
William M. Barnum, Jr.	586,150	(9)	*
Charles E. Crowe	284,500	(10)	*
David H. Morgan	157,000	(11)	*
Michael H. Gray	142,500	(12)	*
Douglas K. Ammerman	85,480	(13)	*
Timothy M. Harmon	74,210	(14)	*
Joseph Scirocco	60,000	(15)	*
Heidi J. Ueberroth	12,500	(16)	*
All current executive officers and directors as a group (12 persons)	8,025,437	(17)	6.1%

*	Less than 1% of the outstanding shares

(1)	Unless otherwise indicated, the address for each of the named individuals is c/o Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law).

(2)	According to the Schedule 13G filed February 8, 2008 by Mazama Capital Management, Inc., Mazama has the sole power to dispose of all 21,240,579 held by it, and sole power to vote 12,780,710 of such shares.

(3)	According to the Schedule 13G filed February 14, 2008 by PRIMECAP Management Company, Primecap has the sole power to dispose of all 12,090,268 held by it, and sole power to vote 5,396,168 of such shares.

(4)	According to the Schedule 13G jointly filed February 13, 2008 by Ziff Asset Management, L.P., PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C., Ziff has shared power to dispose of and vote 7,657,979 of the listed shares and PBK, Korsant and ZBI each has shared power to dispose of and vote all of the listed shares.

(5)	Includes an aggregate of (i) 2,509,999 shares which Mr. McKnight has, or will have within 60 days after December 31, 2007, the right to acquire upon the exercise of outstanding options, (ii) 115,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. McKnight maintains sole voting power with respect to all such unvested shares, and (iii) 152,670 shares owned of record by Mr. McKnight’s children. As of December 31, 2007, Mr. McKnight had pledged 2,152,430 shares to secure his equity line of credit with a broker, however, as of January 2008, none of Mr. McKnight’s shares continued to be pledged.

(6)	Includes an aggregate of (i) 1,596,666 shares which Mr. Mariette has, or will have within 60 days after December 31, 2007, the right to acquire upon the exercise of outstanding options, and (ii) 245,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares.

(7)	Includes an aggregate of 658,698 shares which Mr. Brink has, or will have within 60 days after December 31, 2007, the right to acquire upon exercise of outstanding options.

(8)	Includes an aggregate of (i) 525,332 shares which Mr. Exon has, or will have within 60 days after December 31, 2007, the right to acquire upon exercise of outstanding options, and (ii) 82,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Exon maintains sole voting power with respect to all such unvested shares.

(9)	Includes an aggregate of (i) 387,500 shares which Mr. Barnum has, or will have within 60 days after December 31, 2007, the right to acquire upon the exercise of outstanding options and (ii) 5,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Barnum maintains sole voting power with respect to such unvested shares.

(10)	Includes an aggregate of (i) 12,000 shares owned of record by Mr. Crowe’s children, (ii) 67,500 shares which Mr. Crowe has, or will have within 60 days after December 31, 2007, the right to acquire upon exercise of outstanding options and (iii) 5,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Crowe maintains sole voting power with respect to all such unvested shares.

(11)	Includes an aggregate of (i) 75,000 shares which Mr. Morgan has, or will have within 60 days after December 31, 2007, the right to acquire upon exercise of outstanding options, and (ii) 82,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Morgan maintains sole voting power with respect to all such unvested shares.

(12)	Includes an aggregate of (i) 87,500 shares which Mr. Gray has, or will have within 60 days after December 31, 2007, the right to acquire upon exercise of outstanding options and (ii) 5,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Gray maintains sole voting power with respect to all such unvested shares.

(13)	Includes an aggregate of (i) 67,500 shares which Mr. Ammerman has, or will have within 60 days after December 31, 2007, the right to acquire upon exercise of outstanding options, (ii) 480 shares owned of record by Mr. Ammerman’s minor child and (iii) 10,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Ammerman maintains sole voting power with respect to all such unvested shares.

(14)	Includes an aggregate of (i) 47,500 shares which Mr. Harmon has, or will have within 60 days after December 31, 2007, the right to acquire upon the exercise of outstanding options and (ii) 5,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Harmon maintains sole voting power with respect to all such unvested shares. Mr. Harmon’s spouse has sole voting and investment power with respect to 15,365 shares, except to the extent such authority is shared with Mr. Harmon under applicable law.

(15)	Includes 60,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Scirocco maintains sole voting power with respect to all such unvested shares.

(16)	Includes an aggregate of (i) 7,500 shares which Ms. Ueberroth has, or will have within 60 days after December 31, 2007, the right to acquire upon exercise of outstanding options, and (ii) 5,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Ms. Ueberroth maintains sole voting power with respect to all such unvested shares.

(17)	Includes an aggregate of (i) 4,577,997 shares which the current executive officers and directors as a group have, or will have within 60 days after December 31, 2007, the right to acquire upon the exercise of outstanding options, and (ii) 459,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, each individual executive officer maintains sole voting power with respect to all of his or her unvested shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our shares of common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of October 31, 2007.

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)	17,211,049	$9.34	3,416,349	(2)
Equity compensation plans not approved by security holders(3)	100,000	$3.38	—

Total	17,311,049	$9.30	3,416,349

(1)	These plans consist of the 2006 Restricted Stock Plan, 2000 Stock Incentive Plan (as amended and restated) and the Employee Stock Purchase Plan (as amended).

(2)	Of these shares, 807,976 shares were available for purchase under the Employee Stock Purchase Plan, and 200,000 shares were available for issuance under the 2006 Restricted Stock Plan. However, as of December 31, 2007 all 200,000 shares available for issuance under the 2006 Restricted Stock Plan became ineligible for issuance according to the express terms of such plan.

(3)	The Quiksilver/Hawk Designs, Inc. Stock Option Plan was adopted by our board in 2000 in connection with an acquisition and provided for a one-time grant of options to new employees hired in connection with such acquisition. As of October 31, 2007, no shares remained available for future option grants under this plan. The plan provided that each option must have an exercise price equal to the fair market value on the date of grant, and a term of ten years. The options become exercisable in three equal annual installments beginning with the first anniversary of the date granted. The options generally expire three months following an optionee’s termination of service or 12 months in the case of death or disability.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Our current executive officers are as follows:

Name	Age	Position

Robert B. McKnight, Jr.	54	Chairman of the Board, Chief Executive Officer and President
Joseph Scirocco	51	Chief Financial Officer
Charles S. Exon	58	Chief Administrative Officer, Secretary and General Counsel
David H. Morgan	48	Chief Operating Officer
Pierre Agnes	43	President — Quiksilver Europe
Martin Samuels	57	President — Quiksilver Americas

For additional information with respect to Messrs. McKnight and Exon who are also nominees as directors, see “Election of Directors.”

Joseph Scirocco has served as our Chief Financial Officer since April 2007. Prior to joining Quiksilver, Mr. Scirocco served in various executive capacities with Tommy Hilfiger Corporation from 1997 through 2006, including as Chief Financial Officer from 2002 through November 2006 where he was principally responsible for all financial matters related to the company. Mr. Scirocco was an audit partner in the consumer and retail practice of Price Waterhouse LLP from 1990 through 1997. He is a graduate of Yale University.

David H. Morgan has served as our Chief Operating Officer since April 2007, and prior to that he served as our Executive Vice President, Global Finance and Operations since February 2006. Prior to joining Quiksilver in February 2006, Mr. Morgan held various executive positions at the L’Oreal Group between 1991 and 2006, including as a finance director in London and various senior operational and finance positions in Paris. Between 2001 and 2006, Mr. Morgan led the finance group for L’Oreal’s Consumer Products division where he was principally responsible for all operational and finance matters related to that division. Prior to 1991, Mr. Morgan worked at Arthur Andersen, LLP in various positions. Mr. Morgan received his B.A. in French from Durham University in England.

Pierre Agnes has served as our President of Quiksilver Europe since June 2005, and prior to that he served as Managing Director of Quiksilver Europe since December 2003. Between 1992 and 2002, Mr. Agnes founded and operated Omareef Europe, a licensee of Quiksilver for wetsuits and eyewear that we purchased in November 2002. Mr. Agnes originally joined Quiksilver in 1988, first as team manager, and later in various capacities throughout our European marketing operations.

Martin Samuels has served as our President of Quiksilver Americas since May 2005. Mr. Samuels joined Quiksilver in 1996 as our Executive Vice President of Americas Sales and Marketing, and he served in that position until 2002 when he was appointed as the President of our Americas Men’s and Retail Division. Mr. Samuels was also an Executive Vice President at No Fear, Inc. from 1994 to 1996 and a Vice President and General Merchandise Manager at Millers Outpost from 1986 through 1994. From 1973 to 1986, Mr. Samuels served in various positions at Mervyns. Mr. Samuels received his B.A. in Economics from Colgate University.

Our executive officers are appointed by the board of directors and serve until their successors have been duly appointed and qualified, unless sooner removed.

Compensation Discussion and Analysis

The Compensation Committee

Compensation for our executive officers is determined by our Compensation Committee which currently consists of Douglas K. Ammerman, William M. Barnum, Jr. (Chairman) and Michael H. Gray. As discussed under the “Director Independence” section of this proxy statement, each of the members satisfies all of the independence requirements under the current NYSE listing standards. The Compensation Committee’s responsibilities are set forth in its charter. The Compensation Committee has full authority to directly retain the services of outside counsel and compensation consultants without consulting or obtaining the approval from any of our officers.

Our executive officers during fiscal 2007 consisted of Robert B. McKnight, Jr. (Chairman and Chief Executive Officer), Bernard Mariette (President), Joseph Scirocco (Executive Vice President and Chief Financial Officer after April 16, 2007), Charles S. Exon (Executive Vice President, Business & Legal Affairs and General Counsel), David H. Morgan (Executive Vice President and Chief Operating Officer) and Steven L. Brink (Chief Financial Officer and Treasurer through April 16, 2007). These executive officers are identified in the Summary Compensation Table and are referred to herein as “named executive officers.”

Although Mr. Mariette served as our President during the full 2007 fiscal year, he resigned from such office and from our Board of Directors on February 11, 2008. This Compensation Discussion and Analysis primarily relates to our 2007 fiscal year, and consequently, Mr. Mariette’s compensation and involvement with our Compensation Committee are included throughout this discussion and analysis since he provided services during our 2007 fiscal year.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer, President and other executive officers attended portions of Compensation Committee meetings throughout the year in order to provide information and help explain data relating to matters under consideration by the committee. However, they were not present during deliberations or determinations of their respective compensation or during executive sessions. In addition, our executive officers have, from time to time, provided data and other material to the committee to assist in their evaluation of competitive companies’ executive compensation as well as materials relevant to the historical compensation of our executive officers. The committee also requested input from our Chief Executive Officer and our President regarding their assessment of each individual executive officer’s performance during the year and a recommendation regarding the amount and type of compensation to be paid.

Role of Compensation Consultant

Our Compensation Committee did not use the services of a compensation consultant during the 2007 fiscal year.

Compensation Philosophy and Objectives

Our Compensation Committee believes that we must be able to attract, motivate and retain qualified executives in order to be successful. To that end, the committee annually re-evaluates our executive compensation structure to support our philosophy of linking compensation with the enhancement of stockholder value. The general principles followed by our committee are (i) to provide a cash compensation package consisting of competitive base salary levels and incentive opportunities that are linked to corresponding levels of individual and corporate operating performance and (ii) to grant equity incentives pursuant to which increases in our stock price result in an increase in value for the executive officer, thus, creating an incentive for our executive officers to increase our long-term stock performance.

Our executive compensation packages consist of the following elements:

•	Annual base salary;

•	Annual discretionary cash bonuses;

•	Annual Incentive Plan (AIP) bonuses with respect to our Chief Executive Officer and President;

•	Long term performance-based compensation awards with respect to our Chief Executive Officer and President;

•	Equity based compensation consisting of stock options and restricted stock awards;

•	Change of control and severance benefits; and

•	Perquisites which include health, disability and life insurance, 401(k) matching contributions and a clothing allowance to purchase our products at wholesale prices.

The combination of these compensation elements are intended to provide an opportunity for our executives to earn a total compensation package which is closely linked to overall financial and operating performance. We also strive to ensure that our compensation program is competitive with the total compensation paid to similarly situated executives at peer and other companies that we believe would be likely to compete with us for executive talent. We believe that each element of our executive compensation program is beneficial in meeting the program’s overall objectives. We have not adopted a formula to allocate total compensation among these elements.

Design of the Executive Compensation Program

The major elements to our executive compensation program are reviewed and determined annually, based on the criteria set forth below:

Base Salary

Our executive officer base salaries are reviewed and adjusted annually, subject to a floor provided for in each executive officer’s employment agreement. We try to ensure that the base salaries are competitive with similarly situated companies in terms of sales, employees, international operations and other related factors. Our general philosophy is to provide a base salary that is at or above the midpoint of the applicable salary range for companies that we believe to be similarly situated, particularly in light of our decision to operate with a minimal number of executive officers by assigning each executive officer multiple functions. We have not established a specific formula for determining base salary increases, nor have we identified a specific or consistent group of companies that we believe to be “similarly situated.”

Our committee met in December 2006 to consider the fiscal 2007 base salaries of our executive officers. Based on (1) our financial and operating performance in fiscal 2006, (2) the individual performance of the executive, (3) the executive’s experience and responsibilities and (4) an internal review of the executive’s current compensation package generally, a base salary increase for each executive officer was approved for the 2007 fiscal year.

For our 2007 fiscal year, the named executive officers received the annual base salaries set forth below.

Executive Officer	2007 Base Salary

Robert B. McKnight, Jr., Chairman and Chief Executive Officer	$950,000
Bernard Mariette, President	$800,000
Joseph Scirocco, Executive Vice President and Chief Financial Officer	$550,000
Charles S. Exon, Executive Vice President, Business & Legal Affairs and General Counsel	$425,000
David H. Morgan, Executive Vice President and Chief Operating Officer	$475,000
Steve L. Brink, Former Chief Financial Officer and Treasurer	$350,000

The base salary increases approved by the committee in December 2006 primarily reflect the strong financial and operating performance with respect to our Quiksilver, Roxy and DC Shoes brands, as well as the exceptional individual management of each such executive officer to achieve those operating results for the applicable brands. These base salary increases were the first increases approved by the committee in the prior two fiscal years.

Mr. Brink resigned as our Chief Financial Officer in April 2007, and continued to provide transition services to us through July 2007 at the base salary level approved by the committee. After July 2007, Mr. Brink no longer received compensation from us, with the exception of certain consulting fees and severance compensation due to Mr. Brink in connection with his separation agreement. Mr. Scirocco became our Executive Vice President and Chief Financial Officer in April 2007, and the committee approved his base salary upon his appointment to that position.

Annual Discretionary Cash Bonus

Our committee awards annual discretionary cash bonuses to our executive officers based on our financial and operating performance, as well as the executive officer’s individual performance in the prior fiscal year.

In December 2007, the named executive officers received the following discretionary bonuses for the 2007 fiscal year:

Fiscal 2007
Discretionary
Executive Officer	Bonus

Robert B. McKnight, Jr., Chairman and Chief Executive Officer	$650,000
Bernard Mariette, President	$650,000
Joseph Scirocco, Executive Vice President and Chief Financial Officer	$200,000
Charles S. Exon, Executive Vice President, Business & Legal Affairs and General Counsel	$315,000
David H. Morgan, Executive Vice President and Chief Operating Officer	$285,000
Steve L. Brink, Former Chief Financial Officer and Treasurer	$-0-

Our committee approved these discretionary cash bonuses to reward our executive officers for the strong financial and operating performance of our Quiksilver, Roxy and DC Shoes brands and the achievement of the following non-financial objectives: hiring key personnel throughout the world to strengthen our global management team, development of our global retail distribution and the development of our business in new territories. In addition, the payment of these bonuses also reflects the contributions of our executive officers in connection with the sale of our Cleveland Golf subsidiary in December 2007. Notwithstanding these achievements, the bonus for Mr. Exon and Mr. Morgan was significantly reduced from the prior year, and Mr. Scirocco’s bonus was smaller than he would have otherwise received, to reflect the decline in our consolidated financial performance. Historically, Mr. McKnight and Mr. Mariette have received only small, if any, discretionary cash bonuses. However, for fiscal 2007, they did not receive any bonus under either the AIP or our Long-Term Incentive Plan (LTIP), and the committee concluded that a discretionary cash bonus was warranted given the strong performance of our Quiksilver, Roxy and DC Shoes brands, the successful sale of Cleveland Golf and the achievement of the non-financial objectives described above. As a result, the committee awarded the bonuses set forth above to Mr. McKnight and Mr. Mariette, which nevertheless represent a significant reduction in the total bonuses paid to each of them in the past.

Annual Incentive Plan (AIP) Compensation

Our employment agreement with our Chief Executive Officer provides that he is eligible to receive a bonus of up to 300% of his base salary each fiscal year under the AIP and/or LTIP, based on achievement of goals set by the committee. Our employment agreement with Mr. Mariette, our former President who resigned February 11, 2008, had the same provision. Annual cash incentive bonuses payable under the AIP to our Chief Executive Officer and President were intended to reflect the committee’s belief that a significant portion of the annual compensation of such individuals should be contingent upon our short term financial and operating performance. Compensation for our Chief Executive Officer and President that is tied to our long term financial performance is measured in accordance with the LTIP (discussed below). The AIP provides for cash bonuses based on the growth of our pre-tax earnings over the prior year. Under the AIP, each participant is eligible to receive a cash bonus equal to a percentage of base salary as determined by the committee, ranging from 0% up to a maximum of 300% for pre-tax earnings growth over the prior year. Our Chief Executive Officer and our President were the only participants in the AIP during fiscal 2007. In December 2006, the committee established the following AIP targets for fiscal 2007:

Annual Pre-Tax Earnings Growth	% of Base Salary

<12%	0%
14%	10%
16%	25%
18%	40%
20%	55%
22%	70%
24%	85%
≥26%	Capped at 100%

Actual annual pre-tax earnings growth results between the levels specified above will be interpolated to calculate the actual bonus payout. No payments were made to our Chief Executive Officer or President under the AIP for our 2007 fiscal year because the minimum pre-tax earnings growth target was not achieved.

Long Term Incentive Plan (LTIP) Compensation

Our LTIP was implemented by the committee to provide a long-term orientation to our compensation program and, along with our AIP, to balance the focus of executive compensation between short-term and long-term corporate objectives and financial and operating performance. Generally, under the LTIP, each performance period is three years with potential grants made annually. Therefore, the award periods overlap, and there is the potential for an award to be earned every year. However, no more than one performance period will end in any given year. Not later than 90 days after the beginning of the performance period, performance objectives and target awards are identified by the committee and awarded to the applicable executive officer. At the end of each performance period, actual awards are determined based on achievement of the pre-established objectives. The maximum amount of any LTIP award payable to any of our executive officers for any performance period may not exceed $3,000,000. The committee also established a maximum bonus opportunity under the LTIP of 200% of each participating executive’s base salary. Currently, our Chief Executive Officer is the only participant in the LTIP. Mr. Mariette, while serving as our President, also participated in the LTIP. In December 2006, the committee granted a new long-term incentive award to our Chief Executive Officer and President for the November 1, 2006 to October 31, 2009 performance period.

The performance objectives set by the committee for LTIP awards may be based upon a variety of business measurements. However, our Compensation Committee has historically established performance goals based on our average earnings per share growth over the three year performance period. Our Compensation Committee may make pro-forma adjustments to outstanding performance targets to adjust for acquisitions, reflect changes in accounting rules or corporate structure, or other circumstances for the purpose of preventing dilution or enlargement of a participant’s opportunity to earn incentive compensation under the LTIP. The awards granted in December 2006 set the average earnings per share growth targets as follows, with the corresponding payments as multiples of the executive officer’s base salary.

3 Year Average EPS Growth	% of Base Salary

<4%	0%
4%	20%
6%	40%
8%	60%
10%	80%
12%	100%
14%	120%
16%	140%
18%	160%
20%	180%
≥22%	Capped at 200%

No payments will be made with respect to an award if performance does not meet the threshold performance level. Actual average earnings per share growth results between the levels specified above will be interpolated to calculate the actual bonus payout. Payment of any earned award will be made in cash following the end of the performance period. Participants may be given the opportunity to elect to defer some or all of any payment in the form of cash or our common stock. Any payment in our common stock will be based on the fair market value of such stock at the time the cash award otherwise would have been payable.

No amounts were paid to our Chief Executive Officer or President for the three year performance period ended October 31, 2007 because the minimum average earnings per share growth targets were not achieved.

Equity-Based Compensation

Our Compensation Committee believes that the use of stock-based awards very closely aligns executive compensation with the value to be received by our stockholders during the same period, as well as provides an opportunity for increased equity ownership by our executive officers.

In March 2007, our stockholders adopted an amendment and restatement of our 2000 Stock Incentive Plan that among other changes, authorized a restricted stock program and restricted stock unit program that provides for discretionary awards of restricted stock and restricted stock units to our executive officers, in addition to discretionary awards of stock options already authorized under the plan. Certain of our executive officers have also received restricted stock awards pursuant to our 2006 Restricted Stock Plan. These awards, granted during our 2006 fiscal year, were intended to retain and motivate key executive officers with respect to the integration activities associated with our Rossignol subsidiary acquired in 2005.

Discretionary Option Grant Program.  Under the discretionary option grant program of our 2000 Stock Incentive Plan, the committee has complete discretion to determine which executive officers are to receive stock option grants, the time or times when those stock option grants are to be made, the number of shares subject to each such grant, the time or times when each grant is to vest and become exercisable, the maximum term for which the grant is to remain outstanding, and the status of any granted option as either an incentive stock option or a non-statutory option under federal tax laws. Each stock option has an exercise price per share determined by the committee, but in no event will the exercise price be less than the fair market value of our common stock on the grant date. No granted option will have a term in excess of ten years, and the option grants generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, option grants may be structured so that they will be immediately exercisable for any or all of the option shares. Historically, we have granted options that vest in equal and successive annual installments over a three year period from the date of grant.

Grants made by the committee to our named executive officers during our 2007 fiscal year are set forth below, all of which vest in three equal and successive annual installments over the three year period commencing on December 20, 2006. The exercise price for each such stock option grant is $15.55 per share, which was the fair market value of our common stock on December 20, 2006.

Executive Officer	Options (#)

Robert B. McKnight, Jr., Chairman and Chief Executive Officer	50,000
Bernard Mariette, President	50,000
Joseph Scirocco, Executive Vice President and Chief Financial Officer	-0-
Charles S. Exon, Executive Vice President, Business & Legal Affairs and General Counsel	32,000
David H. Morgan, Executive Vice President and Chief Operating Officer	75,000
Steve L. Brink, Former Chief Financial Officer	20,000

The committee generally reviews stock option grants, and makes annual stock option grants to our executive officers at the December committee meeting following the public announcement of our prior fiscal year’s financial results. The committee determines the amount of stock options to grant to each executive officer based on the number of stock options available to be granted, the desire to adequately tie executive officer compensation with the long term interests of our stockholders and the desire to increase our executive officers equity interests in the company. The committee has also requested input from our Chief Executive Officer and our President regarding their assessment of each individual executive officer’s performance during the year and a recommendation regarding the amount and type of equity grants.

In fiscal 2007, the committee granted Mr. Morgan a stock option for 75,000 shares of common stock. This stock option grant was disproportionate to the grants made to our other executive officers during the same period, but given Mr. Morgan’s recent employment with the company, the committee intended such grant to provide Mr. Morgan with sufficient equity interests to tie his compensation with that of our shareholders and continue to incentivize him and retain his services. Mr. Scirocco received a stock option grant of 40,000 shares of our common stock in April 2007 when he first joined us as our Executive Vice President and Chief Financial Officer.

Restricted Stock Program.  Shares of common stock may be issued under the restricted stock program of our 2000 Stock Incentive Plan. These shares will generally vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives or such other criteria as the committee shall determine. The committee has complete discretion under the restricted stock program to determine which executive officers are to receive restricted stock awards, the time or times when those restricted stock awards are to be made, the number of shares subject to each such award, the vesting schedule for each award and the purchase price (if any) payable per share.

Grants of restricted stock made to our named executive officers during our 2007 fiscal year are set forth below.

Restricted
Executive Officer	Stock (#)

Robert B. McKnight, Jr., Chairman and Chief Executive Officer	20,000
Bernard Mariette, President	20,000
Joseph Scirocco, Executive Vice President and Chief Financial Officer	-0-
Charles S. Exon, Executive Vice President, Business & Legal Affairs and General Counsel	-0-
David H. Morgan, Executive Vice President and Chief Operating Officer	-0-
Steve L. Brink, Former Chief Financial Officer	-0-

The committee awarded grants of restricted common stock to our Chief Executive Officer and President to provide additional long term equity incentives tied to our long term stock price performance. These awards of restricted stock vest in a lump sum on the five year anniversary of the grant date, thus connecting the vesting schedule with the long term interests of our stockholders. Generally, the committee reviews equity awards at the December committee meeting, however, these awards were made in October 2007 since the 2000 plan did not provide the committee with the ability to make restricted stock awards until our stockholders approved an amendment to such 2000 plan in March 2007. The committee expects to review restricted stock awards, and make additional awards of restricted stock on an annual basis, including to our other executive officers, typically at the December committee meeting.

Perquisites

We provide perquisites to our executive officers that are typical of those provided to senior executives at other companies, which include health and group term life insurance benefits, supplemental long-term disability benefits, 401(k) matching, a clothing allowance for the purchase of our products at wholesale prices, and the personal use of aircraft in which we may from time to time have a fractional interest. We require our executive officers to pay the incremental cost of any personal use of aircraft. The provision of these perquisites is not tied to individual or corporate operating and financial performance. Instead, the committee believes that these perquisites are beneficial to the creation of a competitive compensation package that is required to retain our executive officers’ services. Further, in the case of the clothing allowance provided to our executive officers, the committee believes that it is important for our executive officers and their families to use the products that we sell and distribute.

Employment Agreements with our Named Executive Officers

We have entered into an employment agreement with each of our named executive officers which provides certain severance and change in control benefits. The employment agreements, and the benefits provided thereunder, are described in detail under “Employment Agreements”.

The committee believes that these employment agreements are an essential element of our executive officers’ compensation packages in order to be competitive with other companies that compete with us for executive officer talent, and also to ensure that our executive officers feel that they have adequate financial security to compensate them for the circumstances that would obligate us to pay them severance or change in control benefits.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits our ability to deduct certain compensation over $1 million paid to our executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. Our committee believes that it is generally in our best interest to comply with Section 162(m) and expects that most of the compensation paid to our named executives will either be under the $1 million limit, eligible for exclusion (such as stock options) under the $1 million limit, or based on qualified performance objectives. However, notwithstanding this general policy, the committee also believes that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not the compensation is fully deductible under Section 162(m). Accordingly, some compensation paid to our executive officers may not be deductible to the extent that the aggregate of non-exempt compensation exceeds the $1 million level.

Summary Compensation Table

The following table sets forth summary information concerning the compensation of each of our named executive officers for all services rendered in all capacities to us for the year ended October 31, 2007:

								Non-Equity
								Incentive
						Stock	Option	Plan	All Other
Name and Principal Position(1)	Year	Salary $		Bonus $		Awards(2) $	Awards(2) $	Compensation(3) $	Compensation(4) $	Total $

Robert B. McKnight, Jr.	2007	950,000		650,000		147,900	1,068,600	—	13,157	2,829,657
Chairman of the Board and Chief Executive Officer
Joseph Scirocco(5)	2007	297,900		200,000		—	80,400	—	3,811	582,111
Executive Vice President and Chief Financial Officer
Bernard Mariette(6)	2007	800,000	(7)	650,000	(7)	463,400	848,900	—	7,684	2,769,984
President
David H. Morgan	2007	475,000	(7)	285,000		145,600	448,100	—	6,501	1,360,201
Executive Vice President and Chief Operating Officer
Charles S. Exon	2007	425,000		315,000		145,600	384,800	—	12,077	1,282,477
Executive Vice President, Business & Legal Affairs, Secretary and General Counsel
Steven L. Brink(8)	2007	262,500		—		97,100	265,000	—	1,541,864 (9)	2,166,464
Former Chief Financial Officer and Treasurer

(1)	The principal position for each executive officer reflects the executive office and title held by each of them during the fiscal year ended October 31, 2007, with the exception of Mr. Morgan who was promoted in April 2007 as our Executive Vice President and Chief Operating Officer. Prior to Mr. Morgan’s promotion, he served as our Executive Vice President, Global Finance and Operations.

(2)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. In accordance with SEC requirements, these amounts reflect the dollar amounts we recognized as compensation expense for financial statement reporting purposes for fiscal 2007 in accordance with the provisions of SFAS 123R related to awards to executive officers in fiscal 2007 and prior years. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2007 filed with the SEC on December 31, 2007 for information regarding assumptions underlying the valuation of equity awards. No estimate of forfeitures has been included in such calculations, and during our 2007 fiscal year, Mr. Brink forfeited 40,000 restricted shares of common stock.

(3)	During fiscal 2007, our President and Chief Executive Officer were each eligible to receive cash awards under our AIP and our LTIP. However, the threshold performance targets under both plans were not achieved during our 2007 fiscal year, and consequently, no amounts were paid.

(4)	The amount disclosed in this column for Mr. McKnight includes a matching 401(k) employer contribution of $4,200, $1,647 for a personal life insurance policy premium and $3,310 for a supplemental long-term disability policy premium. For Mr. Scirocco, it includes $492 for a personal life insurance premium and $319 for a supplemental long-term disability policy premium. For Mr. Mariette, it includes a personal life insurance policy premium of $1,647 and $2,037 for a supplemental long-term disability policy premium. For Mr. Morgan, it includes $1,647 for a personal life insurance premium and $854 for a supplemental long-term disability policy premium. For Mr. Exon, it includes a matching 401(k) employee contribution of $4,200, $1,647 for a personal life insurance premium and $2,230 for a supplemental long-term disability policy premium. In addition, each executive officer receives a quarterly clothing allowance of $1,000, or $4,000 annually, to purchase products at our wholesale prices. The amounts allocated to each executive officer for the payment of life insurance premiums are based on estimates since we pay an aggregate amount each year to underwrite all of our executive life insurance policies, and we do not directly pay for any individual executive life insurance premium. We have a fractional interest in aircraft for which we pay a flat fee in order to be able to rent aircraft, up to the minimum number of hours required by the leasing company, at an hourly rate that includes all associated costs (fuel, pilot, maintenance, landing fees, etc.). To the extent excess time is available, we allow our executive officers to use these aircraft provided they pay the hourly rate. Although this constitutes a perquisite for our executive officers, there is no incremental cost to us.

(5)	Mr. Scirocco became an executive officer in April 2007 and his salary reflects a prorated amount that was paid to him during our 2007 fiscal year, based on an annual base salary rate of $550,000.

(6)	Mr. Mariette resigned as our President on February 11, 2008.

(7)	Prior to the beginning of fiscal 2007, we agreed to pay approximately 16% of Mr. Mariette’s base salary and 17% of Mr. Morgan’s base salary to them in euros at an agreed exchange rate of 1.35 euros per dollar. Their base salary amounts reflect the dollar value of these payments at the agreed exchange rate. In addition, approximately 20% of Mr. Mariette’s bonus was also paid in euros. The amount of Mr. Mariette’s bonus reflects the dollar value of this payment in euros at the agreed exchange rate. The actual average exchange rate during fiscal 2007 was approximately 1.3441 euros per dollar.

(8)	Mr. Brink resigned as our Chief Financial Officer and Treasurer in April 2007, but continued in our employ until July 31, 2007 in order to provide transition services to us. Mr. Brink continued to receive his base salary through the period he provided transition services. After July 2007, Mr. Brink no longer received any further base salary from us, but did receive consulting fees as described in the “All Other Compensation” column.

(9)	This amount includes a matching 401(k) employee contribution of $2,580, $18,059 for a personal life insurance premium, $2,000 clothing allowance, $2,730 of consulting services fees paid to Mr. Brink after the termination of his employment in July 2007, $3,077 for the reimbursement of health care insurance payments between August 1, 2007 and October 31, 2007, and $9,900 for the personal use of aircraft in which we have a fractional interest, representing the hours used by Mr. Brink multiplied by the hourly rate, which we paid on Mr. Brink’s behalf. In addition, pursuant to Mr. Brink’s separation agreement, we paid him $750,000 in February 2008 and we will pay him $62,500 per month starting on February 1, 2008 through January 31, 2009.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the fiscal year ended October 31, 2007:

								All
								Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
		Estimated Future Payouts						Number	Number of	Base
		Under Non-Equity Incentive						of Shares	Securities	Price of	Grant
		Plan Awards						of Stock	Underlying	Option	Date Fair
	Grant	Threshold		Target		Maximum		or Units	Options	Awards	Value
Name	Date	$		$		$		#(1)	#(1)	$/Share	$(2)

Robert B. McKnight, Jr.	—	190,000	(3)	950,000	(3)	1,900,000	(1)	—	—	—	—
	—	0	(4)	475,000	(4)	950,000	(4)	—	—	—	—
	12/20/06	—		—		—		—	50,000	15.55	367,615
	10/17/07	—		—		—		20,000	—	—	269,400
Joseph Scirocco	04/16/07	—		—		—		—	40,000	13.11	242,312
Bernard Mariette	—	160,000	(3)	800,000	(3)	1,600,000	(3)	—	—	—	—
	—	0	(4)	400,000	(4)	800,000	(4)	—	—	—	—
	12/20/06	—		—		—		—	50,000	15.55	367,615
	10/17/07	—		—		—		20,000	—	—	269,400
David H. Morgan	12/20/06	—		—		—		—	75,000	15.55	551,423
Charles S. Exon	12/20/06	—		—		—		—	32,000	15.55	235,274
Steven L. Brink	12/20/06	—		—		—		—	20,000	15.55	147,046

(1)	Each stock option and restricted stock award in our 2007 fiscal year was made pursuant to our 2000 Stock Incentive Plan (as amended and restated). Each stock option award listed in the table above will vest in three equal and successive annual installments over the three year period commencing upon the grant date. Each restricted stock award will vest in a lump sum upon the five year anniversary of the grant date. Other material terms of such stock option and restricted stock awards are set forth below under the heading “Employment Agreements” and “Potential Payments Upon Termination, Change in Control or Corporate Transaction — Award Agreements and LTIP”.

(2)	The grant date fair value of each equity award has been computed in accordance with SFAS 123(R).

(3)	These amounts represent the threshold, target and maximum potential bonuses payable for awards under the LTIP made during fiscal 2007, which are based on the achievement of goals for average earnings per share growth during the three year period consisting of our 2007, 2008 and 2009 fiscal years. The target amount payable under the LTIP represents the midpoint of the range for possible payouts. The average earnings per share growth goals and required cash payouts, as well as the other material terms of the LTIP, are described in our Compensation Disclosure & Analysis above under the heading “Design of the Executive Compensation Program — Long Term Incentive Plan (LTIP) Compensation.”

(4)	These amounts represent the threshold, target and maximum potential bonuses payable for awards under the AIP made during fiscal 2007, which are based on the achievement of goals for pre-tax earnings growth in fiscal 2007 as compared to the prior fiscal year. The target amount payable under the AIP represents the midpoint of the range for possible payouts. No actual bonuses were earned with respect to these AIP awards because the goals at the threshold level were not satisfied. The pre-tax earnings growth goals and required cash payouts, as well as the other material terms of the AIP, are described in our Compensation Disclosure & Analysis above under the heading “Design of the Executive Compensation Program — Annual Incentive Plan (AIP) Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding outstanding equity awards held by our named executive officers at October 31, 2007:

		Option Awards				Stock Awards
								Market
						Number		Value of
		Number of	Number of			of Shares		Shares
		Securities	Securities			or Units		or Units
		Underlying	Underlying			of Stock		of Stock
		Unexercised	Unexercised	Option		That		That
		Options	Options	Exercise	Option	Have Not		Have Not
		#	#	Price	Expiration	Vested		Vested
Name	Grant Date	Exercisable(1)	Unexercisable(1)	$	Date	#		$(2)

Robert B. McKnight, Jr.	12/17/97	198,000	—	2.1250	12/18/07	—		—
	12/15/98	120,000	—	3.9271	12/16/08	—		—
	02/11/00	200,000	—	2.9844	02/12/10	—		—
	03/31/00	240,000	—	4.3907	04/01/10	—		—
	12/22/00	200,000	—	4.6094	12/23/10	—		—
	12/03/01	400,000	—	3.5250	12/04/11	—		—
	12/19/02	400,000	—	6.6575	12/20/12	—		—
	11/12/03	400,000	—	8.7250	11/13/13	—		—
	01/25/05	266,666	133,334	14.3050	01/26/15	—		—
	09/29/06	—	—	—	—	60,000	(3)	810,000
	12/27/05	66,666	133,334	13.7700	12/28/15	—		—
	12/20/06	—	50,000	15.5500	12/21/16	—		—
	10/17/07	—	—	—	—	20,000	(4)	270,000
Joseph Scirocco	04/16/07	—	40,000	13.1100	12/27/17	—		—
Bernard Mariette	12/17/97	60,004	—	2.1250	12/18/07	—		—
	12/15/98	60,000	—	3.9271	12/16/08	—		—
	02/11/00	200,000	—	2.9844	02/12/10	—		—
	12/22/00	120,000	—	4.6094	12/23/10	—		—
	12/03/01	320,000	—	3.5250	12/04/11	—		—
	12/19/02	240,000	—	6.6575	12/20/12	—		—
	11/12/03	240,000	—	8.7250	11/13/13	—		—
	01/25/05	200,000	100,000	14.3050	01/26/15	—		—
	12/27/05	50,000	100,000	13.7700	12/28/15	—		—
	09/29/06	—	—	—	—	190,000	(3)	2,565,000
	12/20/06	—	50,000	15.5500	12/21/16	—		—
	10/17/07	—	—	—	—	20,000	(4)	270,000
David H. Morgan	12/27/05	25,000	50,000	13.7700	12/28/15	—		—
	09/29/06	—	—	—	—	60,000	(3)	810,000
	12/20/06	—	75,000	15.5500	12/21/16	—		—
Charles S. Exon	08/01/00	30,000	—	3.2969	08/02/10	—		—
	12/03/01	80,000	—	3.5250	12/04/11	—		—
	12/19/02	88,000	—	6.6575	12/20/12	—		—
	11/12/03	120,000	—	8.7250	11/13/13	—		—
	05/03/04	20,000	—	11.1250	05/04/14	—		—
	01/25/05	100,000	50,000	14.3050	01/26/15	—		—
	09/29/06	—	—	—	—	60,000	(3)	810,000
	12/27/05	13,333	26,667	13.7700	12/28/15	—		—
	12/20/06	—	32,000	15.5500	12/21/16	—		—
Steven L. Brink	12/15/98	20,032	—	3.9271	12/16/08	—		—
	02/11/00	160,000	—	2.9844	02/12/10	—		—
	12/22/00	80,000	—	4.6094	12/23/10	—		—
	12/03/01	80,000	—	3.5250	12/04/11	—		—
	12/19/02	88,000	—	6.6575	12/20/12	—		—
	11/12/03	80,000	—	8.7250	11/13/13	—		—
	05/03/04	20,000	—	11.1250	05/04/14	—		—
	01/25/05	69,333	34,667	14.3050	01/26/15	—		—
	12/27/05	10,000	20,000	13.7700	12/28/15	—		—
	12/20/06	—	20,000	15.5500	12/21/16	—		—

(1)	All stock options listed vest and become exercisable in three equal and successive annual installments over the three year period commencing on the date of grant, other than the stock options awarded to Mr. Mariette on December 15, 1998, February 11, 2000 and December 22, 2000, which vested and became exercisable on the fifth anniversary of the date of grant.

(2)	The market value of the restricted shares of common stock are calculated by multiplying the number of shares of stock held by the applicable executive officer by $13.50, the fair market value of our common stock on October 31, 2007, which is the last day of our fiscal year.

(3)	The restricted shares of common stock granted pursuant to this award will vest on September 29, 2011.

(4)	The restricted shares of common stock granted pursuant to this award will vest on October 17, 2012.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers during the fiscal year ended October 31, 2007:

Option Awards
	Number of	Value
	Shares	Realized
	Acquired	Upon
	on Exercise	Exercise
Name	#	$

Robert B. McKnight, Jr.	—	—
Joseph Scirocco	—	—
Bernard Mariette	20,000	181,500
David H. Morgan	—	—
Charles S. Exon	—	—
Steven L. Brink	69,968	773,058

Employment Agreements

On May 25, 2005, we entered into employment agreements, which were subsequently amended on December 21, 2006, with each of: Robert B. McKnight, Jr., our Chairman, Chief Executive Officer and President; Bernard Mariette, our former President; Charles S. Exon, our Chief Administrative Officer, Secretary and General Counsel; and Steven L. Brink, our former Chief Financial Officer and Treasurer. Mr. Mariette’s employment agreement terminated on February 11, 2008 upon the execution of a separation and transition agreement in connection with his resignation. For a description of this agreement, see “Potential Payments upon Termination, Change in Control or Corporate Transaction — Separation Agreements” below. In addition, on December 22, 2006, we entered into an employment agreement with David H. Morgan, our Chief Operating Officer, and on April 16, 2007 we entered into an employment agreement with Joseph Scirocco, our current Chief Financial Officer. Each of these agreements is for an unspecified term and may be terminated by us or the executive for any reason, subject to the payment of certain amounts as set forth below. Under these agreements, we currently pay base salaries at an annual rate equal to the following: $950,000 for Mr. McKnight; $550,000 for Mr. Scirocco; $475,000 for Mr. Morgan; and $425,000 for Mr. Exon. These current base salaries, which had been increased by the Compensation Committee in December 2007, were recently readjusted to these fiscal 2007 rates in connection with our intention to reduce our selling, general and administrative expenses. Our Compensation Committee has the discretion to adjust these base salaries based on our performance, the individual’s performance, market conditions or such other factors as the committee deems relevant, provided that they may not be reduced below the following annual rates: $880,000 for Mr. McKnight; $550,000 for Mr. Scirocco; $475,000 for Mr. Morgan; and $400,000 for Mr. Exon. Mr. Mariette was paid a base salary of $800,000 during fiscal 2007 and his employment agreement provided that his base salary could not be reduced below $600,000. Mr. McKnight’s employment agreement also provides, and Mr. Mariette’s employment agreement previously provided, that he will be eligible to earn an annual bonus of up to 300% of his minimum base salary under our AIP or LTIP, or a combination of the two. Mr. Scirocco’s,

Mr. Morgan’s and Mr. Exon’s employment agreements provide that they are eligible to receive annual discretionary bonuses approved by the Compensation Committee.

Each agreement requires us to maintain a $2 million term life insurance policy on the life of the executive, payable to their designees; provided, however, that we are not required to pay annual premiums for the policies in excess of $5,000 each. The agreements also provide that the executives will continue to be participants in our 2000 Stock Incentive Plan, or any successor equity plan, on terms established by our board of directors, but substantially similar to those granted to our other senior executives of an equivalent level. Each agreement further provides that the executives will be covered by our group health insurance programs and our long-term disability plan for senior executives on the same terms and conditions applicable to comparable employees. We are also required to provide each executive with a clothing allowance of $4,000 per year to purchase company products at our wholesale prices.

If we terminate an executive’s employment without Cause, or if the executive terminates his employment for Good Reason (as defined below) within six months of the event constituting Good Reason, the employment agreements provide that we will: (1) continue to pay the executive’s base salary for a period of one and one-half years (two years in the case of Mr. McKnight), (2) pay a pro rata portion of the bonus for the fiscal year in which the termination occurs; and (3) pay an amount equal to two times the average annual bonus earned by the executive during the two most recently completed fiscal years, payable over one and one-half years (two years in the case of Mr. McKnight) following the executive’s termination. If the executive’s termination occurs within one year following a Change in Control (as defined below), the period of salary continuation is increased by six months (one year in the case of Mr. McKnight) and, in the case of Mr. McKnight, the payment based on average annual bonus is increased to three times such average. The period for the payment based on average annual bonus is similarly extended. In order to receive the termination benefits listed above, the executive is required to sign a general release of claims. If we terminate an executive for Cause or the executive terminates his employment without Good Reason, then the executive will receive his base salary and benefits earned and accrued prior to termination and, if the basis for Cause is the executive’s death or permanent disability, a pro rata portion of his bonus for the year in which the termination occurs.

Each of the agreements requires that if we grant stock options to the executive after the date of the agreement, the options must provide that if the executive is terminated by us without Cause, as a result of the executive’s death or permanent disability or by the executive for Good Reason, all of the options will automatically vest in full on an accelerated basis and remain exercisable until the earlier to occur of (1) the first anniversary of the termination, (2) the end of the option term, or (3) termination pursuant to other provisions of the option plan or option agreement, such as a corporate transaction.

For purposes of these employment agreements, Cause includes (1) death, (2) permanent disability, (3) willful misconduct in the performance of duties, (4) commission of a felony or violation of law involving moral turpitude or dishonesty, (5) self-dealing, (6) willful breach of duty, (7) habitual neglect of duty, or (8) material breach by the executive of his obligations under the employment agreement.

For purposes of these employment agreements, Good Reason means (1) the assignment to the executive of duties materially inconsistent with his position, as set forth in the agreement, without his consent, (2) a material change in his reporting level from that set forth in the agreement, without his consent, (3) a material diminution in his authority, without his consent, (4) a material breach by us of our obligations under the agreement, (5) the failure by us to obtain from any successor, before the succession takes place, an agreement to assume and perform our obligations under the employment agreement or (6) requiring the executive to be based, other than temporarily, at any office or location outside of the southern California area, without his consent.

Under these employment agreements, a “Change in Control” would include any of the following events: (1) any person (as defined in the Securities Exchange Act of 1934) acquires shares of capital stock of Quiksilver, Inc. representing more than 50% of the total number of shares of capital stock that may be voted for the election of our directors, (2) a merger, consolidation, or other business combination of Quiksilver, Inc. with or into another person is consummated, or all or substantially all of our assets are acquired by another person, as a result of which our stockholders prior to the transaction own, after such transaction, equity securities possessing less than 50% of the voting power of the surviving or acquiring person (or any person in control of the surviving or acquiring person, the equity securities of which are issued or transferred in such transaction), or (3) our stockholders approve a plan of complete liquidation, dissolution or winding up.

Potential Payments Upon Termination, Change in Control or Corporation Transaction

As described above, payments may be made to our named executive officers upon a change in control or the termination of their employment with us depending upon the circumstances of the termination, which includes termination by us for Cause, termination by us without Cause, termination by the executive for Good Reason, other voluntary termination by the executive, death, or permanent disability. In addition, the award agreements for stock options and restricted stock and the LTIP plan documents also address these circumstances, as well as the effects of a corporate transaction.

Award Agreements and LTIP

Under the applicable award agreements, vesting of restricted stock and stock options granted to employees, including the named executive officers, may be affected upon a “change in control” or a “corporate transaction.” A “change in control” is defined as a change in ownership or control effected through either (i) the acquisition, directly or indirectly by any person or related group of persons (other than Quiksilver or a person that directly or indirectly controls, is controlled by, or is under common control with, Quiksilver), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders, or (ii) a change in the composition of our board over a period of thirty-six (36) consecutive months or less such that a majority of the board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (A) have been board members continuously since the beginning of such period or (B) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (A) who were still in office at the time the board approved such election or nomination. A “corporate transaction” is defined as either of the following stockholder-approved transactions to which we are a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of the company.

Upon a corporate transaction, unvested stock options will accelerate and vest in full unless the options are assumed by the successor corporation or replaced with a cash incentive program preserving the spread between the exercise price and the fair market value of the options at the time of the corporation transaction. Similarly, unvested shares of restricted stock will accelerate and vest upon a corporate transaction unless our rights and obligations with respect to the shares are assigned to, and assumed by, the successor corporation. In addition, if a change in control occurs, or a corporate transaction occurs and a successor corporation is assigned and assumes our rights and obligations with respect to shares of restricted stock, and we subsequently terminate an employee for any reason, other than misconduct, all outstanding shares of restricted stock accelerate and vest. “Misconduct” is defined as the commission of any act of fraud, embezzlement or dishonesty by the employee, any unauthorized use or disclosure by such person of our confidential information or trade secrets, or any other intentional misconduct by such person adversely affecting our business or affairs in a material manner.

Under the applicable award agreements, vesting of stock options and restricted stock granted to employees, including the named executive officers, may be accelerated in certain other circumstances. Under stock option award agreements, upon termination for cause or for misconduct, the entire award is generally forfeited. Upon termination by the company without cause, termination by the employee for good reason (as defined in their employment agreements), death or disability, the unvested portion of the award is forfeited; provided, however, that only with respect to stock options granted after May 2005, the entire award is immediately vested. Depending on the type of termination, the time to exercise the vested portion of the stock options varies from three months to one year. In no event is this period later than the expiration date of the option. Under the restricted stock award agreements, upon any termination for death or disability, the entire award is immediately vested. For all other terminations, unvested awards of restricted stock are forfeited unless such termination is in connection with a corporate transaction or change in control, as described above.

Under the LTIP, upon a change in control, awards for any performance cycle which has not been completed are deemed earned at the time of the change in control at the target level, with payment made pro rata for the portion of the performance cycle completed prior to the change in control. If an executive’s employment is terminated for any reason, awards granted for a performance cycle that ended prior to the termination date will not be affected. If an executive’s employment is terminated due to death, disability or retirement, awards for any performance cycle which has not been completed are determined with reference to the performance goals for the entire performance cycle and the payments are prorated based on the percentage of the performance cycle completed prior to termination. However, the Compensation Committee has discretionary authority to approve payment of the full amount or a greater pro rated amount of such awards. The Compensation Committee may also determine the amount of the award and make the payout at the end of the performance cycle or earlier based on its good faith determination of the level of the performance achieved through the date of termination or expected to be achieved for the performance cycle. If an executive terminates his employment for any reason (except retirement, disability or death) or we terminate the executive’s employment with or without cause, awards for performance cycles which have not been completed at the time of termination are forfeited, unless otherwise provided in a written employment agreement with us. However, the Compensation Committee has discretionary authority to approve payment of all or a portion of such awards.

Separation Agreements

Mr. Brink resigned as our Chief Financial Officer and Treasurer in April 2007, but continued in our employ through July 2007 in order to provide transition services to us. In connection with the cessation of Mr. Brink’s employment as our Chief Financial Officer and Treasurer, we entered into a separation agreement with him, which superseded his employment agreement, and provided for the payment of certain severance and other compensation. The severance benefits totaled $1,500,000, consisting of (i) a lump sum payment of $750,000 in February 2008 and (ii) $62,500 per month beginning February 2008 and continuing through January 2009. The other compensation payable to Mr. Brink in connection with his separation agreement is (i) the reimbursement of certain health care premiums paid by Mr. Brink, up to a maximum of $1,300 per month, commencing on August 1, 2007 and continuing through the earlier of (x) January 31, 2009, or (y) the date that Mr. Brink ceases to provide consulting services to us, and (ii) the payment of $16,740 for the remaining premiums on a life insurance policy maintained by us for Mr. Brink’s benefit. The separation agreement also provides for Mr. Brink to provide consulting services to us at a rate of $300 per hour, and such consulting services may be terminated by either Mr. Brink or us upon 30 days notice. Upon the termination of such consulting services, all of Mr. Brink’s unvested stock options will accelerate and vest. All of Mr. Brink’s shares of restricted common stock were forfeited and cancelled in connection with his resignation. The separation agreement also includes a waiver and release of claims.

Mr. Mariette resigned as our President on February 11, 2008. In connection with his resignation, we entered into a separation and transition agreement with him, which superseded his employment agreement, and provided for the payment of certain severance and other compensation. The severance benefits totaled $2,850,000, consisting of (i) a lump sum payment of $1,425,000 in August 2008 and (ii) $237,500 per month beginning September 2008 and continuing through February 2009. The other compensation payable to Mr. Mariette in connection with his separation agreement is the reimbursement of certain health care premiums paid by Mr. Mariette, up to the maximum of $1,300 per month, through the earlier of (x) February 2009 or (y) the date that Mr. Mariette becomes eligible for health insurance coverage under another employer’s plan. The separation agreement also provides for Mr. Mariette to provide consulting services to us for a 12 month period at a rate of $60,000 per month for the first six months of the consulting period, and $106,666 per month for the final six months of the consulting period. Upon the termination of such consulting services, all of Mr. Mariette’s unvested stock options will accelerate and vest. All of Mr. Mariette’s shares of restricted common stock were forfeited and cancelled in connection with his resignation. The separation agreement also includes a waiver and release of claims.

Quantification of Potential Benefits Payable

The following tables set forth a quantification of estimated benefits payable to our named executive officers, except Mr. Brink, under various circumstances regarding a change in control, corporate transaction and the termination of their employment. In calculating these benefits, we have taken into consideration or otherwise assumed the following:

•	Termination of employment occurred on October 31, 2007, the last day of our 2007 fiscal year. The quantification of estimated benefits payable to Mr. Mariette is also included in these tables as required by SEC Rules since he provided service to us through the full 2007 fiscal year.

•	We have valued equity awards using the $13.50 per share closing market price of our common stock on the NYSE on October 31, 2007.

•	We have valued stock options at their intrinsic value, equal to the difference between $13.50 and the per share exercise price, multiplied by the number of shares underlying the stock options.

•	In the event of termination of employment, the payment of certain long-term incentive awards and other amounts may be delayed, depending upon the terms of each specific award agreement, the provisions of the applicable named executive officer’s employment agreement and the applicability of Section 409A of the IRS Code. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.

•	We have assumed that IRS Code Section 280G will not apply to any of the amounts paid by us to the applicable named executive officers.

In May 2005, our executive officer employment agreements were amended to provide that all future stock option grants will (1) accelerate on termination due to death or disability, termination without cause or termination for good reason and (2) remain exercisable for 1 year thereafter unless the stock option otherwise terminates pursuant to its terms. Previously, these employment agreements provided that stock options accelerated only on termination without cause or termination for good reason within 12 months of a change in control.

Estimated Benefits Payable As a Result of Termination of Employment by Employee For Good Reason

	Robert B.	Joseph	Bernard	David H.	Charles S.
Elements	McKnight	Scirocco	Mariette	Morgan	Exon

Salary continuation(1)	$1,900,000	$825,000	$1,200,000	$712,500	$637,500
Severance(2)	3,659,600	-0-	2,541,000	375,000	850,000
Early vesting of stock options(3)	-0-	15,600	-0-	-0-	-0-
AIP(4)	-0-	-0-	-0-	-0-	-0-
LTIP(5)	-0-	-0-	-0-	-0-	-0-
Discretionary bonus(6)	-0-	200,000	-0-	285,000	315,000

Total	$5,559,600	$1,040,600	$3,741,000	$1,372,500	$1,802,500

(1)	Represents base salary continuation for eighteen months (twenty-four months for Mr. McKnight) following termination.

(2)	Represents severance equal to twice the executive’s average annual bonus earned during the two most recently completed fiscal years (i.e., fiscal 2005 and fiscal 2006), payable over eighteen months (twenty-four months for Mr. McKnight and Mr. Mariette) following termination.

(3)	Represents the value of unvested stock options as of October 31, 2007 which accelerate on termination for Good Reason.

(4)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the AIP. In the event that Mr. McKnight’s or Mr. Mariette’s employment terminates prior to the end of a fiscal year for any reason, other than termination for Cause (excluding death and permanent disability), they would receive a pro rata portion of the bonus otherwise payable to them under the AIP based upon the actual number of days that they were actively employed during the applicable fiscal year. Since we did not achieve the minimum AIP targets during our 2007 fiscal year, no amounts would have been paid under the AIP to Mr. McKnight or Mr. Mariette if their employment was terminated for Good Reason on October 31, 2007.

(5)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the LTIP. Under the LTIP, if an executive terminates his employment for Good Reason, awards for any performance cycles which have not been completed are forfeited. However, our Compensation Committee has discretionary authority to approve payment of all or a portion of such awards. For purposes of this table, we have assumed that awards for the three-year performance cycle ending on October 31, 2007 would not have been paid since the minimum performance targets were not achieved, and that awards for the three-year performance cycles ending October 31, 2008 and 2009 would have been forfeited.

(6)	Under each executive’s employment agreement (except Mr. McKnight’s and Mr. Mariette’s), if an executive terminates his employment for Good Reason during a fiscal year, the executive is entitled to receive a pro rata portion of any discretionary bonus approved by the Compensation Committee for such year. In December 2007, our Compensation Committee approved discretionary bonus amounts for our executive officers for fiscal 2007. The amounts listed above represent the full amount of such bonuses for each named executive officer (except Mr. McKnight and Mr. Mariette), since we are assuming they were terminated on the last day of the fiscal year.

Estimated Benefits Payable As a Result of Termination of Employment by Company Without Cause

	Robert B.	Joseph	Bernard	David H.	Charles S.
Elements	McKnight	Scirocco	Mariette	Morgan	Exon

Salary continuation(1)	$1,900,000	$825,000	$1,200,000	$712,500	$637,500
Severance(2)	3,659,600	-0-	2,541,000	375,000	850,000
Early vesting of stock options(3)	-0-	15,600	-0-	-0-	-0-
AIP(4)	-0-	-0-	-0-	-0-	-0-
LTIP(5)	-0-	-0-	-0-	-0-	-0-
Discretionary bonus(6)	-0-	200,000	-0-	285,000	315,000

Total	$5,559,600	$1,040,600	$3,741,000	$1,372,500	$1,802,500

(1)	Represents base salary continuation for eighteen months (twenty-four months for Mr. McKnight) following termination.

(2)	Represents severance equal to twice the executive’s average annual bonus earned during the two most recently completed fiscal years (i.e., fiscal 2005 and fiscal 2006), payable over eighteen months (twenty-four months for Mr. McKnight and Mr. Mariette) following termination.

(3)	Represents the value of unvested stock options as of October 31, 2007 which accelerate on termination without Cause.

(4)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the AIP. In the event that Mr. McKnight’s or Mariette’s employment terminates prior to the end of a fiscal year for any reason, other than termination for Cause (excluding death and permanent disability), they would receive a pro rata portion of the bonus otherwise payable to them under the AIP based upon the actual number of days that they were actively employed during the applicable fiscal year. Since we did not achieve the minimum AIP targets during our 2007 fiscal year, no amounts would have been paid under the AIP to Mr. McKnight or Mariette if their employment was terminated without Cause on October 31, 2007.

(5)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the LTIP. Under the LTIP, if we terminate an executive’s employment without Cause, awards for any performance cycles which have not been completed are forfeited. However, our Compensation Committee has discretionary authority to approve payment of all or a portion of such awards. For purposes of this table, we have assumed that awards for the three-year performance cycle ending on October 31, 2007 would not have been paid since the minimum performance targets were not achieved, and that awards for the three-year performance cycles ending October 31, 2008 and 2009 would have been forfeited.

(6)	Under each executive’s employment agreement (except Mr. McKnight’s and Mr. Mariette’s), if we terminate an executive’s employment without Cause during a fiscal year, the executive is entitled to receive a pro rata portion of any discretionary bonus approved by the Compensation Committee for such year. In December 2007, our Compensation Committee approved discretionary bonus amounts for our executive officers for fiscal 2007. The amounts listed above represent the full amount of such bonuses for each named executive officer (except Mr. McKnight and Mr. Mariette), since we are assuming they were terminated on the last day of the fiscal year.

Estimated Benefits Payable As a Result of Termination of Employment by Employee For Good Reason or by Company Without Cause Within Twelve Months Following a Change in Control(1)

	Robert B.	Joseph	Bernard	David H.	Charles S.
Elements	McKnight	Scirocco	Mariette	Morgan	Exon

Salary continuation(2)	$2,850,000	$1,100,000	$2,000,000	$950,000	$850,000
Severance(3)	5,489,400	-0-	3,176,250	375,000	850,000
Early vesting of stock options(4)	-0-	15,600	-0-	-0-	-0-
Early vesting of restricted stock(5)	1,080,000	-0-	2,835,000	810,000	810,000
AIP(6)	-0-	-0-	-0-	-0-	-0-
LTIP(7)	-0-	-0-	-0-	-0-	-0-
Discretionary bonus(8)	-0-	200,000	-0-	285,000	315,000

Total	$9,419,400	$1,315,600	$8,011,250	$2,420,000	$2,825,000

(1)	For purposes of this table, “change in control” has the meaning set forth in the named executive officer employment agreements described above.

(2)	Represents base salary continuation for twenty-four months (thirty-six months for Mr. McKnight and thirty months Mr. Mariette) following termination.

(3)	Represents severance equal to twice (three times for Mr. McKnight and two and one-half times for Mr. Mariette) the executive’s average annual bonus earned during the two most recently completed fiscal years (i.e., fiscal 2005 and fiscal 2006), payable over twenty-four months (thirty-six months for Mr. McKnight and thirty months Mr. Mariette) following termination.

(4)	These amounts represent the value of unvested stock options as of October 31, 2007 which accelerate on termination for Good Reason or without Cause, assuming the unvested stock options had not previously accelerated in connection with the change in control.

(5)	These amounts represent the value of unvested shares of restricted common stock as of October 31, 2007 which would accelerate after a corporate transaction or change in control if the executive officer was terminated by the successor corporation for any reason, other than misconduct, assuming the unvested restricted stock had not previously vested in connection with the change in control, calculated by multiplying the number of accelerated shares by the closing price of our common stock on October 31, 2007.

(6)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the AIP. Assuming the AIP were continued after a change in control, and in the event that Mr. McKnight’s or Mr. Mariette’s employment terminates prior to the end of a fiscal year for any reason, other than termination for Cause (excluding death and permanent disability), they would receive a pro rata portion of the bonus otherwise payable to them under the AIP based upon the actual number of days that they were actively employed during the applicable fiscal year. Since we did not achieve the minimum AIP targets during our 2007 fiscal year, no amounts would have been paid under the AIP to Mr. McKnight or Mr. Mariette if their employment was terminated for Good Reason or without Cause on October 31, 2007.

(7)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the LTIP. Under the LTIP, upon a change in control, awards for performance cycles that have not been completed are deemed earned at the time of the change in control at the target level, with payment made pro rata for the portion of the performance cycle completed prior to the change in control. Since all benefits with respect to outstanding LTIP awards would have been paid upon the date of the change in control, no benefits would have been paid under the LTIP upon the subsequent termination of the executive.

(8)	Under each executive’s employment agreement (except Mr. McKnight’s and Mr. Mariette’s), if an executive terminates his employment for Good Reason or we terminate his employment without Cause during a fiscal year, the executive is entitled to receive a pro rata portion of any discretionary bonus approved by the Compensation Committee for such year. In December 2007, our Compensation Committee approved discretionary bonus amounts for our executive officers for fiscal 2007. The amounts listed above represent the full amount of such bonuses for each named executive officer (except Mr. McKnight and Mr. Mariette), since we are assuming they were terminated on the last day of the fiscal year.

Estimated Benefits Payable As a Result of Termination of Employment by Employee Without Good Reason or Upon Retirement

	Robert B.	Joseph	Bernard	David H.	Charles S.
Elements	McKnight	Scirocco	Mariette	Morgan	Exon

AIP(1)	-0-	-0-	-0-	-0-	-0-
LTIP(2)	-0-	-0-	-0-	-0-	-0-

Total	$-0-	$-0-	$-0-	$-0-	$-0-

(1)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the AIP. In the event that Mr. McKnight’s or Mr. Mariette’s employment terminates prior to the end of a fiscal year for any reason, other than termination for Cause (excluding death and permanent disability), they would receive a pro rata portion of the bonus otherwise payable to them under the AIP based upon the actual number of days that they were actively employed during the applicable fiscal year. Since we did not achieve the minimum AIP targets during our 2007 fiscal year, no amounts would have been paid under the AIP to Mr. McKnight or Mr. Mariette if their employment was terminated without Good Reason or upon retirement on October 31, 2007.

(2)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the LTIP. If an executive’s employment is terminated due to retirement, LTIP awards for any performance cycle which have not been completed are determined with reference to the performance goals for the entire performance cycle and the payments are pro rated based on the percentage of the performance cycle completed prior to the date of termination. Since retirement under the LTIP is defined as termination of employment after the age of 65 and neither of the participating named executive officers has reached that age, no benefits under the LTIP would have been payable upon retirement on October 31, 2007. If an executive’s employment is terminated by the executive without Good Reason, LTIP awards for any performance cycles which have not been completed are forfeited. As a result, no amounts are included in the table as benefits payable upon termination by the named executive without Good Reason. Notwithstanding the foregoing, the Compensation Committee may approve payment of all or a portion of an award that would have been earned but for the termination of employment.

Estimated Benefits Payable As a Result of Termination of Employment Due to Death or Disability

	Robert B.	Joseph	Bernard	David H.	Charles S.
Elements	McKnight	Scirocco	Mariette	Morgan	Exon

Early vesting of stock options(1)	-0-	15,600	-0-	-0-	-0-
Early vesting of restricted stock(2)	1,080,000	-0-	2,835,000	810,000	810,000
AIP(3)	-0-	-0-	-0-	-0-	-0-
LTIP(4)	950,000	-0-	800,000	-0-	-0-
Discretionary bonus(5)	-0-	200,000	-0-	285,000	315,000

Total	$2,030,000	$215,600	$3,635,000	$1,095,000	$1,125,000

(1)	Represents the value of unvested stock options as of October 31, 2007 which accelerate on termination due to death or disability.

(2)	Represents the value of unvested shares of restricted stock as of October 31, 2007 which accelerate on termination due to death or disability, calculated by multiplying the number of accelerated shares by the closing price of our common stock on October 31, 2007.

(3)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the AIP. In the event that Mr. McKnight’s or Mr. Mariette’s employment terminates prior to the end of a fiscal year for any reason, other than termination for Cause (excluding death and permanent disability), they would receive a pro rata portion of the bonus otherwise payable to them under the AIP based upon the actual number of days that they were actively employed during the applicable fiscal year. Since we did not achieve the minimum AIP targets during our 2007 fiscal year, no amounts would have been paid under the AIP to Mr. McKnight or Mr. Mariette if their employment was terminated due to death or disability on October 31, 2007.

(4)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the LTIP. If an executive’s employment is terminated due to death or disability, LTIP awards for any performance cycle which have not been completed are determined with reference to the performance goals for the entire performance cycle and the payments are pro rated based on the percentage of the performance cycle completed prior to the date of termination. The Compensation Committee may elect to determine the amount of the award earned and make the payout after the end of the applicable performance cycle or earlier based on its determination of the level of performance achieved through the date of executive’s termination or to be achieved for the cycle. For purposes of this table, we have assumed that (i) awards for the three-year performance cycle ending October 31, 2007 would not have been paid since the minimum performance targets were not achieved and such performance cycle was completed on October 31, 2007, and (ii) awards for the three-year performance cycles ending October 31, 2008 and 2009 were paid at the target level, pro rated for the portion of each performance cycle the executive completed on the date of termination.

(5)	Under each executive’s employment agreement (except Mr. McKnight’s and Mr. Mariette’s), if an executive’s employment is terminated due to death or disability during a fiscal year, the executive is entitled to receive a pro rata portion of any discretionary bonus approved by the Compensation Committee for such year. In December 2007, our Compensation Committee approved discretionary bonus amounts for our executive officers for fiscal 2007. The amounts listed above represent the full amount of such bonuses for each named executive officer (except Mr. McKnight and Mr. Mariette), since we are assuming they were terminated on the last day of the fiscal year.

Estimated Benefits Payable As a Result of a Corporate Transaction and Without the Termination of the Executive Officers’ Employment(1)

	Robert B.	Joseph	Bernard	David H.	Charles S.
Elements	McKnight	Scirocco	Mariette	Morgan	Exon

Early vesting of stock options(2)	-0-	15,600	-0-	-0-	-0-
Early vesting of restricted stock(3)	1,080,000	-0-	2,835,000	810,000	810,000

Total	$1,080,000	$15,600	$2,835,000	$810,000	$810,000

(1)	For purposes of this table, “corporate transaction” has the meaning set forth in our 2000 Stock Incentive Plan described above.

(2)	Represents the value of unvested stock options as of October 31, 2007 which accelerate on a corporate transaction, assuming the options are neither assumed by the successor corporation nor replaced with a cash incentive program preserving the spread existing at the time of the corporate transaction.

(3)	Represents the value of unvested shares of restricted stock as of October 31, 2007 which accelerate on a corporate transaction, assuming the rights and obligations with respect to the shares are not assigned to the successor corporation or new agreements of comparable value are not substituted for such shares of restricted stock. The amount is calculated by multiplying the number of accelerated shares by the closing price of our common stock on October 31, 2007.

Estimated Benefits Payable As a Result of a Change in Control and Without the Termination of the Executive Officers’ Employment(1)

	Robert B.	Joseph	Bernard	David H.	Charles S.
Elements	McKnight	Scirocco	Mariette	Morgan	Exon

LTIP(2)	950,000	-0-	800,000	-0-	-0-

Total	$950,000	$-0-	$800,000	$-0-	$-0-

(1)	For purposes of this table, “change in control” has the meaning set forth in our LTIP described above.

(2)	During our 2007 fiscal year, Mr. McKnight and Mr. Mariette were our only executive officers participating in the LTIP. Under the LTIP, upon a change in control, awards for any performance cycles which have not been completed are deemed earned at the time of the change in control at the “target” level, with payment made pro rata for the portion of the performance cycle completed. For purposes of this table, we have assumed that (i) awards for the three-year performance cycle ending October 31, 2007 would not have been paid since the minimum performance targets were not achieved and such performance cycle was completed on October 31, 2007, and (ii) awards for the three-year performance cycles ending October 31, 2008 and 2009 were paid at the target level, pro rated for the portion of each performance cycle the executive completed on the date of such change in control.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of
the Board of Directors

Douglas K. Ammerman
William M. Barnum, Jr.
Michael H. Gray

February 11, 2008

The above report of the Compensation Committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference

AUDIT COMMITTEE REPORT

The Audit Committee’s role is to act on behalf of the board of directors in the oversight of all aspects of Quiksilver’s financial reporting, internal control and audit functions. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the 2007 fiscal year with management.

The Audit Committee also reviewed and discussed with Deloitte & Touche LLP, Quiksilver’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, which were received by the Audit Committee. The Audit Committee has also considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with their independence.

The Audit Committee discussed with Quiksilver’s independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee of
the Board of Directors

Douglas K. Ammerman
William M. Barnum, Jr.
Charles E. Crowe
Michael H. Gray

February 11, 2008

The above report of the Audit Committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has not yet selected the independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending October 31, 2008. Our Audit Committee will make its selection after it has received and reviewed audit proposals for the year.

Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended October 31, 2007. Representatives of Deloitte & Touche are expected to be present at our annual meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

Audit and All Other Fees

The fees billed to us by Deloitte & Touche during the last two fiscal years for the indicated services were as follows:

	Fiscal 2007	Fiscal 2006

Audit Fees(1)	$3,073,000	$2,526,000
Audit-Related Fees(2)	153,000	114,000
Tax Fees(3)	1,344,000	1,351,000
All Other Fees(4)	-0-	-0-

Total Fees	$4,570,000	$3,991,000

(1)	Audit Fees — These are fees for professional services performed by Deloitte & Touche for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, Section 404 attest services, consents and comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit plan audits, due diligence related to mergers and acquisitions, and consulting on financial accounting/reporting standards.

(3)	Tax Fees — These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes the preparation of Quiksilver and our consolidated subsidiaries’ original and amended tax returns, refund claims, payment planning, tax audit assistance and tax work stemming from “Audit-Related” items.

(4)	All Other Fees — These are fees for other permissible work performed by Deloitte & Touche that does not meet the above category descriptions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, our Audit Committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the SEC. Each year, the independent registered public accounting firm’s retention to audit our financial statements, including the associated fee, is approved by the Audit Committee. At the beginning of the fiscal year, the committee will evaluate other known potential engagements of our independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At each subsequent committee meeting, the committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year. The committee has delegated to the chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing on an accelerated timetable. If the chairman so approves any such engagements, he is required to report that approval to the full committee at the next committee meeting.

Since November 1, 2006, each new engagement of Deloitte & Touche has been approved in advance by the committee and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Potential Related Party Transactions

Our Audit Committee is responsible for the review, approval or ratification of “related-person transactions” between us and related persons. Under SEC rules, related persons are our directors, officers, nominees for directors, or 5% stockholders of our common stock since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect interest. Our Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	any employment by us of an executive officer if:

•	the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements; or

•	the executive officer is not an immediate family member of another of our executive officers or directors, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and our compensation committee approved (or recommended that the board approve) such compensation;

•	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

•	any transaction with another organization for which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that organization, if the amount involved does not exceed the greater of $1,000,000, or 1% of that organization’s gross annual revenue;

•	any charitable contribution by us to a charitable or educational organization for which a related person’s only relationship is as an employee (other than an executive officer), a trustee or a director, if the amount involved does not exceed the lesser of $1,000,000, or 1% of the charitable organization’s gross annual revenues;

•	any transaction where the related person’s interest arises solely from the ownership of our securities and all holders of such securities received the same benefit on a pro rata basis; and

•	any transaction where the rates or charges involved are determined by competitive bids.

Transactions falling within the scope of these policies and procedures that are not included in one of the above categories are reviewed by our audit committee, which determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

Related Party Transactions

Laurent Boix-Vives, the former chairman of the board of directors and chief executive officer of Skis Rossignol S.A. prior to our acquisition of Rossignol in July 2005, became a member of our board of directors in December 2005 and resigned in April 2007.

In connection with our acquisition of Rossignol, we acquired all of the outstanding equity interests of Rossignol, and a controlling interest in Pilot SAS which also holds certain shares of Rossignol. The Boix-Vives family continues to own non-voting restricted shares in Pilot SAS. Beginning in April 2010, we have a call option to purchase, and the Boix-Vives family has a put option to require us to purchase, all of such non-voting restricted shares for an aggregate purchase price of approximately $38,200,000 plus interest. The restricted shares have limited voting and other rights and the Boix-Vives family is prohibited from transferring these shares to a third party until April 12, 2015, subject to limited exceptions. In September 2007, we implemented a standby letter of credit for the benefit of the Boix-Vives family to guaranty the purchase price required upon the exercise of the put or call option, which replaced certain pledge agreements between the Boix-Vives family and us with respect to our shares in Roger Cleveland Golf Company, Inc.

At the time of the Rossignol acquisition, we also entered into a consulting agreement with the Boix-Vives family to provide advisory and consulting services to us for a period of five years following July 26, 2005, including with respect to the branding and marketing strategy of Rossignol and its subsidiaries, their relations with the press, distributors, customers and local representatives, as well as the organization of the 100th anniversary of the Rossignol brand in 2007. The aggregate consideration payable to the Boix-Vives family for such services over the five year period was approximately €3,900,000. We also reimbursed the Boix-Vives family for reasonable expenses incurred in connection with their provision of advisory and consulting services to us. In September 2007, as a part of our purchase of the Cleveland Golf minority interest from Mr. Boix-Vives and his affiliates (as discussed below), we terminated such consulting agreement and accelerated all of the future payments due under that agreement. Consequently, we paid the Boix-Vives family $3,557,000 in connection with such contract termination.

As part of the acquisition of Rossignol, we acquired approximately 64% of Cleveland Golf while the Boix-Vives family retained approximately 36%. We and the Boix-Vives family entered into a shareholders’ agreement with respect to our respective holdings in Cleveland Golf which provided that Mr. Boix-Vives was to be appointed the chairman of the board of directors of Cleveland Golf, and that he would remain in such position as long as the Boix-Vives family remained a shareholder of such company. Also, Mr. Boix-Vives, through a company that is wholly-owned by his family, received €300,000 per year for his services as the chairman of the board of directors of Cleveland Golf, as well as the reimbursement of reasonable expenses incurred in connection with his services as chairman.

On June 20, 2007, we entered into a stock purchase agreement with Mr. Boix-Vives, certain members of his family, and Services Expansion International, a French Société par actions simplifiée wholly-owned by the Boix-Vives family, to acquire the remaining minority interest in Cleveland Golf for a purchase price of $17,500,000. We also agreed to amend the contractual restrictions on resale of approximately 2,150,038 shares of our common stock held by the Boix-Vives family to provide that such shares may be sold by the Boix-Vives family so long as the disposition is effected in an orderly fashion, through a licensed broker, and does not exceed in the aggregate the average daily volume of our shares negotiated on the NYSE on the immediately preceding three (3) trading days (excluding the shares held by the Boix-Vives family), except in the case of a block trade in which case such restrictions would not apply. On September 14, 2007, we completed the acquisition of the Cleveland Golf minority interest, and consequently, Cleveland Golf became a wholly-owned subsidiary and the Cleveland Golf shareholders’ agreement terminated. As a further consequence of the acquisition, Mr. Boix-Vives resigned as the chairman of the board of directors of Cleveland Golf and we paid him $1,455,000 in connection with his resignation from such position. In December 2007, we sold Cleveland Golf to an independent third party, and in connection with such sale transaction, we paid Mr. Boix-Vives, Services Expansion International and certain members of his family an additional $8,533,000 that was required by the June 2007 stock purchase agreement.

Between November 1, 2006 and our acquisition of the Boix-Vives’ minority interest in Cleveland Golf on September 14, 2007, Cleveland Golf repaid borrowings of approximately $1,000,000 on our credit agreement. The total amount of indebtedness that Cleveland Golf had borrowed from us prior to and including our 2007 fiscal year, was subject to an intercompany revolving line of credit that bore a variable interest rate of 7.0% per year as of September 14, 2007. The largest amount of indebtedness of Cleveland Golf to us between November 1, 2006 and September 14, 2007 was $58,000,000. We also included Cleveland Golf as a guarantor under our credit agreement dated April 12, 2005, as amended, by and between Quiksilver, Quiksilver Americas, Inc., JP Morgan Chase Bank, N.A., JP Morgan Chase Bank, N.A., London Branch and the other banks and financial institutions that are parties to such agreement from time to time. In connection with Cleveland Golf’s guaranty under our credit agreement, it pledged certain of its assets to secure our indebtedness thereunder. Cleveland Golf ceased to be a guarantor under such credit agreement after our sale of the company in December 2007, and none of its assets remain pledged to secure our credit agreement indebtedness after such date. Cleveland Golf and its related companies also repaid all of their outstanding indebtedness to us upon the sale of the company. The aggregate amount of interest we received from such indebtedness between November 1, 2006 and September 14, 2007 was $3,242,000.

Under the terms of our indenture agreement by and between Quiksilver, certain of Quiksilver’s subsidiaries and the Wilmington Trust Company dated July 22, 2005, we also included Cleveland Golf as a guarantor of the $400,000,000 of 6 7/8% Senior Notes issued by us pursuant to such indenture. Cleveland Golf ceased to be a guarantor under such indenture after our sale of the company in December 2007.

Prior to our sale of Cleveland Golf in December 2007, Cleveland Golf sold certain of its products to our other subsidiaries pursuant to distribution arrangements. The pricing and other material terms related to such distribution agreements were no more favorable to Cleveland Golf than its distribution arrangements with its unrelated third party distributors. Between November 1, 2006 and September 14, 2007, our other subsidiaries purchased approximately $20,345,000 of products from Cleveland Golf.

On February 11, 2008, we entered into a separation agreement with Bernard Mariette, our former President and Director, in connection with his resignation. For a description of the terms of the separation agreement, see the discussion under the section entitled “Potential Payments Upon Termination, Change in Control or Corporate Transaction — Separation Agreements.”

In February 2006, Mr. Ammerman purchased a principal amount of $100,000 of our publicly traded senior notes. In February 2008, Mr. Ammerman made an additional purchase of $100,000, in principal amount, of our senior notes. Our senior notes are publicly traded, pay interest at an annual rate of 6 7/8% and are governed by the terms of an indenture.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Certain officers, directors and greater-than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended October 31, 2007 all Section 16(a) filing requirements applicable to our officers, directors and greater-than ten percent beneficial owners were satisfied.

NOMINATIONS AND STOCKHOLDER PROPOSALS

Our bylaws require that all nominations for persons to be elected as a director, other than those made by the board of directors, be made pursuant to written notice to our Secretary. The notice must be received not less than 30 nor more than 60 days prior to the meeting at which the election will take place (or not later than 10 days after notice of public disclosure of such meeting date if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to the Securities Exchange Act of 1934, as amended. The notice must also include the stockholder’s name and address as they appear on our books and the class and number of shares of stock beneficially owned by such stockholder. No material changes have been made to the procedures by which security holders may recommend nominees to our board of directors.

In addition, our bylaws require that for business to be properly brought before an annual meeting by a stockholder, our Secretary must have received written notice thereof not less than 30 nor more than 60 days prior to the meeting (or not later than 10 days after a notice or public disclosure of such meeting date if such disclosure occurs less than 40 days prior to the date of the meeting). The notice must set forth:

•	a brief description of the business desired to be brought before the meeting;

•	the stockholder’s name and address as they appear on our books;

•	the class and number of shares of stock beneficially owned by the stockholder; and

•	any material interest of the stockholder in such business.

Any proposal of a stockholder intended to be presented at our 2009 Annual Meeting of Stockholders and included in the proxy statement and form of proxy for that meeting must be received by us no later than October 28, 2008.

ANNUAL REPORT

Our Annual Report containing audited financial statements for the fiscal year ended October 31, 2007 accompanies this proxy statement. WE WILL SEND A STOCKHOLDER UPON REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED OCTOBER 31, 2007, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF JOSEPH SCIROCCO, CHIEF FINANCIAL OFFICER, AT OUR ADDRESS SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board of Directors knows of no other matter which will be acted upon at our annual meeting. If any other matter is presented properly for action at our annual meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

QUIKSILVER, INC.

ROBERT B. McKNIGHT, JR.
Chairman of the Board,
Chief Executive Officer and President

Huntington Beach, California
February 25, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Robert B. McKnight, Jr. and Charles S. Exon as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Quiksilver, Inc. held of record by the undersigned on January 31, 2008, at the Annual Meeting of Stockholders to be held on March 28, 2008 and at any adjournment or postponement of such meeting.

1.	Election of Directors:	☐	FOR ALL nominees listed below	☐	WITHHOLD AUTHORITY
			(except as indicated to the contrary below)		for all nominees listed below
Douglas K. Ammerman, William M. Barnum, Jr., Charles E. Crowe, Charles S. Exon, Michael H. Gray,
Timothy M. Harmon, Robert B. McKnight, Jr., Heidi J. Ueberroth
INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee’s name in the space provided below:

(Continued from other side)
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
     All other proxies heretofore given by the undersigned to vote shares of stock of Quiksilver, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.
Date:                                        , 2008

Signature

Signature
     Please date this Proxy and sign it exactly as your name or names appear below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.